EXHIBIT 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

JW HOLDINGS, LLC, AS THE COMPANY

THE SELLERS NAMED HEREIN

OXFORD INDUSTRIES, INC., AS BUYER

AND

ENDEAVOUR CAPITAL FUND VI, L.P., IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE

DATED AS OF SEPTEMBER 19, 2022

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EXHIBITS:

Exhibit A	Sellers, their principal addresses and electronic contact information; Units owned prior to Closing

Exhibit B	Example Net Working Capital Calculation

Exhibit C	Allocable Percentage

Exhibit D	Escrow Agreement

Exhibit E	Restrictive Covenant Agreement

Exhibit F	Restrictive Covenant Agreement (Endeavour Capital)

SCHEDULES:

Schedule 1.1	Net Working Capital Principles

Schedule 1.2	Permitted Liens

Schedule 1.3	Fundamental Representations

Schedule 1.4	TIA Receivable Amount

Schedule 2.3(b)(v)	Required Third Party Consents

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”), dated as of September 19, 2022, is by and among JW Holdings, LLC, a Delaware limited liability company (the “Company”), the holders of all the Units (as defined below) of the Company as set forth on Exhibit A hereto (each a “Seller” and collectively, “Sellers”), Oxford Industries, Inc. a Georgia corporation (“Buyer”), and Endeavour Capital Fund VI, L.P., a Delaware limited partnership, in its capacity as the Sellers’ Representative (as defined below). The Company, Sellers, Buyer and the Sellers’ Representative are referred to individually herein from time to time as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, immediately prior to the Closing, all Class P Units of the Company shall be cancelled in accordance with the Equity Incentive Plan and the Class P Unit Agreements, in exchange for payment of the amounts, if any, payable in respect of such Class P Units in accordance with the Equity Incentive Plan and the Class P Unit Agreements (the “Class P Cancellation”).

WHEREAS, following the Class P Cancellation, the Sellers own one hundred percent (100%) of the issued and outstanding units of the Company (the “Units”);

WHEREAS, Sellers desire to sell to the Buyer, and Buyer desires to purchase from Sellers, the Units subject to the conditions set forth in this Agreement; and

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Buyer has entered into a binding agreement with respect to that certain Buy-Side Representation and Warranty Insurance Policy (the “R&W Policy”), the cost of which shall be borne by the Buyer.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1            Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accountants” has the meaning set forth in Section 2.4(e).

“Accounting Principles” means the principles set forth on Schedule 1.1.

“Acquisition Engagement” has the meaning set forth in Section 10.12(a).

“Acquisition Transaction” has the meaning set forth in Section 6.1.

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(d)(iii).

“Adjustment Escrow Amount” means $3,000,000.00.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Percentage” has the meaning set forth in Section 2.3(a).

“Allocation” has the meaning set forth in Section 2.6.

“Ancillary Documents” means the Escrow Agreements and certificates delivered at the Closing pursuant to this Agreement.

“Bankruptcy and Equity Exceptions” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law, equity and public policy, including principles regarding the enforceability of covenants not to compete and similar restrictive covenants; principles regarding the availability of specific performance, injunctive relief, or other equitable remedies; principles requiring good faith and fair dealing in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement; and principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

““Benefit Plan” means any pension, benefit, retirement, compensation, employment, offer letter, consulting, profit-sharing, stock bonus, savings, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, leave, paid time off, supplemental unemployment, medical, vision, dental, employee assistance, wellness, expense reimbursement, life, accident, disability, welfare, Code Section 125 cafeteria, education assistance, fringe benefit, and other similar agreement, plan, policy, program, obligation, or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor, contingent worker, leased employee, or consultant of the Company or any of its Subsidiaries, or any spouse, beneficiary, or dependent of such individual, or under which the Company or any of its ERISA Affiliates has any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise, upon or following consummation of the transactions contemplated under this Agreement.

“Blocked Persons” means, collectively, the Listed Persons and the Restricted Countries.

“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Company and its Subsidiaries.

“Buchalter” has the meaning set forth in Section 10.12(a).

“Business” means designing, manufacturing, marketing, procuring, selling, wholesaling and/or retailing (including through e-commerce sales) women’s apparel, footwear and apparel-related accessories (including, without limitation, handbags, jewelry and scarves).

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitee” means Buyer and its officers, directors and Affiliates and the respective Representatives, successors and assigns of each of the foregoing.

“Buyer-Prepared Tax Return” has the meaning set forth in Section 8.2(a)(ii).

“Calculation Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Cap” has the meaning set forth in Section 9.3(a).

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Class P Units” means the Class P Units of the Company.

“Class P Unit Agreements” means the grant agreements with respect to the Class P Units issued pursuant to the Equity Incentive Plan.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” has the meaning set forth in the Accounting Principles.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Payment Amount” has the meaning set forth in Section 2.3(c)(i).

“Closing Proceeds” has the meaning set forth in Section 2.3(c)(i).

“Closing Schedule” has the meaning set forth in Section 2.3(a).

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Closing Transaction Expenses” means the unpaid Transaction Expenses as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Enterprise Value” means Two Hundred and Seventy Million Dollars ($270,000,000.00).

“Company Insurance Policies” has the meaning set forth in Section 4.14.

“Company IT Systems” has the meaning set forth in Section 4.13(g).

“Company’s Knowledge” or any similar phrase means the knowledge, after reasonable inquiry, of Robert Trauber, Adi Levite and Jeff Wernecke.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 4, 2022, between Buyer and Johnny Was, LLC.

“Contract” means any legally binding agreement, contract, covenant, commitment or arrangement, whether written or oral, but excluding any purchase orders entered into in the Ordinary Course.

“Controlling Party” has the meaning set forth in Section 8.2(d)(iv).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software or any other Software incorporated into, derived from, used or distributed with such Software subject to such license being (a) made available or distributed in a form other than binary (e.g., source code form), (b) licensed for the purpose of preparing derivative works, (c) licensed under terms that allow any Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) redistributable at no license fee.

“Covered Party” has the meaning set forth in Section 7.2(a).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, or interim final rule, and including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (ii) the Families First Coronavirus Response Act (Pub. L. 116-127) and (iii) the American Rescue Plan Act of 2021 (collectively, the “CARES Act”).

“Current Assets” means any and all current assets as determined in accordance with the Accounting Principles. For the avoidance of doubt, Current Assets shall exclude any assets with respect to Closing Cash (including without limitation credit card receivables) or Income Taxes.

“Current Liabilities” means any and all current liabilities as determined in accordance with the Accounting Principles. For the avoidance of doubt, Current Liabilities shall exclude any liabilities with respect to Indebtedness, Transaction Expenses, the costs of the premium for the D&O Insurance, Income Taxes or current liability accounts related to Restricted Cash.

“Customs and International Trade Law” means any domestic Law, Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any applicable Governmental Entity, concerning the importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on Governmental Lists; the antiboycott regulations administered by the U.S. Department of Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“D&O Insurance” has the meaning set forth in Section 7.2(b).

“Data Handling” means the collection, storage, processing, use, transmission, disclosure and securing of data from or with respect to any other Person.

“Data Room” has the meaning set forth in Section 1.2(k).

“Direct Claim” has the meaning set forth in Section 9.4(c).

“Employee” means any employee employed by the Company or any of its Subsidiaries (whether salaried or hourly, and full-time or part-time), e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Employment Laws” has the meaning set forth in Section 4.16(a).

“Environmental Laws” means any Law relating to the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Incentive Plan” means the JW Holdings, LLC Equity Incentive Plan.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests, and notwithstanding the form of such Person, any warrants, options, calls, equity appreciation, phantom equity, profit participation plans, profit units, profit interests, equity plans or similar rights.

“Final Allocation” has the meaning set forth in Section 2.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or as a member of the Company’s controlled group for purposes of Section 4001(a)(14) of ERISA.

“Escrow Accounts” means the Indemnity Escrow Account and the Adjustment Escrow Account.

“Escrow Agent” means Citi, N.A.

“Escrow Agreement” means an escrow agreement by and among Buyer, Sellers’ Representative, and the Escrow Agent in the form attached hereto as Exhibit D.

“Escrowed Amount” means the sum of the Indemnity Escrow Amount plus the Adjustment Escrow Amount.

“Estimated Closing Indebtedness” “Estimated Closing Statement”, “Estimated Closing Transaction Expenses”, and “Estimated Purchase Price” each have the meaning set forth in Section 2.4(a).

“Example Net Working Capital Calculation” means the illustrative calculation of Net Working Capital of the Company and its Subsidiaries set forth on Exhibit B.

“Export Control and Sanctions Laws” has the meaning set forth in Section 4.11(b).

“Final Closing Cash”, “Final Closing Indebtedness”, “Final Closing Transaction Expense”, “Final Net Working Capital”, and “Final Purchase Price” each has the respective meaning given to them in Section 2.4(e).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fraud” means an act committed by a Party constituting actual, intentional common law fraud by such Party with respect to the making of any of the representations or warranties expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement. For the purposes of this Agreement, “Fraud” does not include any other form of fraud (whether negligent constructive or otherwise).

“Fundamental Representations” has the meaning set forth on Schedule 1.3.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology as were used in the preparation of the Financial Statements.

“General Survival Period” has the meaning set forth in Section 9.1(a).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, or any arbitral body or arbitrator.

“Governmental List” means any list of any Governmental Entity of denied or restricted parties, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List.

“Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Reimbursement Amount” shall mean the total amount advanced by the Company, up to $62,500, on behalf of the Buyer for the filing fees payable in connection with filing made pursuant to the HSR Act.

“Incidental IP Contract” means any Contract entered into by the Company or any of its Subsidiaries in the Ordinary Course in which the only license to, or right to exploit, Owned Intellectual Property Rights or Intellectual Property owned by another Person granted in such Contract is incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license or right to exploit, such as a sales or marketing Contract that includes an incidental license to use the third party’s Intellectual Property rights in advertising and selling the third party’s products or otherwise performing under such Contract or a service Contract under which the Company or any of its Subsidiaries grants a third party a license under Owned Intellectual Property Rights to enable such third party to provide services for the benefit of the Company or any of its Subsidiaries.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means Taxes imposed on or measured by net income.

“Indebtedness” has the meaning set forth in the Accounting Principles.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(d)(iii).

“Indemnity Escrow Amount” means the amount set forth on Schedule 9.3(a).

“Indemnity Escrow Release” has the meaning set forth in Section 9.4(e).

“Information Memorandum” has the meaning set forth in Section 5.9.

“Information Privacy Laws” has the meaning set forth in Section 4.13(f).

“Intended Tax Treatment” has the meaning set forth in Section 2.6(a).

“Intellectual Property” means all intellectual and industrial property throughout the world, including, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, copyrights, trademarks, service marks, trade dress, corporate names, trade names, and Internet domain names, and other indicia of source, and all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) copyrights and all published and unpublished works of authorship (whether or not copyrightable, and including databases and Software), and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) Internet domain names, URLs, social media accounts, and any applications and registrations in connection therewith; (g) rights of publicity and biographical information, and all rights to exploit the same; (h) all rights in Software; (i) all rights in databases and data collections; and (j) moral rights.

“Inventory” has the meaning set forth in Section 4.6(c).

“IRS” has the meaning set forth in Section 4.17(d).

“Law” means any statute, law, treaty, ordinance, code, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.15(b).

“Letters of Credit” has the meaning set forth in Section 4.5(e).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, the term “Lien” shall exclude any generally applicable restrictions on transfer under securities Laws.

“Listed Persons” means the Persons with names listed on Governmental Lists.

“Losses” has the meaning set forth in Section 9.2(a).

“Major Customer” has the meaning set forth in Section 4.22(a).

“Major Supplier” has the meaning set forth in Section 4.22(b).

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, condition, state of facts or development in or attributable or relating to any of the following be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) general economic or business conditions; (b) the United States or foreign economies, or financial, banking or securities markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (c) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) the escalation, spread or reemergence of any epidemic, pandemic or disease outbreak, including COVID-19 and any COVID-19 Measures; (e) conditions affecting generally the industry of the Business; or (f) national or international political, labor or social conditions; provided, that, in the case of the foregoing clauses (a) through (f), any such matter may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such matter is reasonably likely to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate.

“Material Contract” means any of the Contracts listed or required to be listed on Section 4.9(a) of the Company Disclosure Schedules.

“Most Recent Balance Sheet” and “Most Recent Balance Sheet Date” each have the meaning set forth in Section 4.6(a)(ii).

“Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.4(f)(i).

“Net Working Capital” means the Current Assets less the Current Liabilities, in each case, as of the Calculation Time calculated in accordance with the Accounting Principles.

“Non-controlling Party” has the meaning set forth in Section 8.2(e)(iv).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Software” means any Software subject an Open Source License.

“Order” means any award, injunction, judgment, decree, order, ruling, or verdict or other decision issued, promulgated or entered by any Governmental Entity, arbitrator or arbitral body.

“Ordinary Course” with respect to a Person means in the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Other Antitrust Laws” means any Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to the Company or its Subsidiaries.

“Owned Intellectual Property Rights” means all Intellectual Property rights owned by the Company or any of its Subsidiaries that are used in any material way or necessary for the operation of the Business as currently conducted.

“Party” and “Parties” each have the meaning set forth in the Preamble.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course and not yet delinquent; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) non-exclusive licenses of Intellectual Property rights granted in the Ordinary Course and/or pursuant to Incidental IP Contracts; (h) purchase money Liens and Liens securing rental payments under capital lease arrangements; (i) transfer restrictions under applicable federal and state securities Laws; (j) Liens associated with Indebtedness of the Company or its Subsidiaries which will be paid off at the Closing; and (k) Liens identified on Schedule 1.2 of this Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.4(f)(ii).

“Post-Closing Tax Period” means all taxable periods (or portions thereof) beginning after the Closing Date.

“Post-Closing Taxes” means any Taxes relating to a Post-Closing Tax Period, including the portion of Taxes related to a Straddle Period allocated to a Post-Closing Tax Period pursuant to Section 8.2(b).

“Post-Transaction Employee” has the meaning set forth in Section 7.4(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.2(a)(i).

“Protest Deadline” has the meaning set forth in Section 2.4(d).

“Protest Notice” has the meaning set forth in Section 2.4(d).

“Purchase Price” means an amount equal to (a) the Company Enterprise Value, plus (b) the Closing Cash, minus (c) the Closing Indebtedness, minus (d) the Closing Transaction Expenses, minus (e) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital, plus (f) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital.

“R&W Insurer” means the underwriter or underwriters of the R&W Policy.

“R&W Policy” has the meaning set forth in the Recitals.

“Real Property Leases” has the meaning set forth in Section 4.9(a)(iii).

“Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Regulatory Approvals” has the meaning set forth in Section 3.4.

“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Restricted Country” means any Person that is the subject or target of a comprehensive embargo under Law, including Belarus, Cuba, the Crimea region of Ukraine, Eritrea, Iran, North Korea, Sudan, Syria or Venezuela.

“Restricted Seller(s)” means each of Endeavour Capital Fund VI, L.P, Eli Levite, Adi Levite, Hinga Levite, Robert Trauber and Biya Ramar.

“Restrictive Covenants Agreements” has the meaning set forth in Section 2.3(b)(vii).

“Sanctioned Persons” means (a) a Person who is on the U.S. Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Persons or any other similar list of Persons who are the target of U.S. sanctions administered by OFAC or any other U.S. federal agency; (b) any legal entity that is, directly or indirectly, fifty percent (50%) or more owned by one or more Persons identified in the foregoing subparagraph (a); (c) the government of Crimea, Cuba, Iran, North Korea, Sudan or Syria or any Person who is a national or resident thereof or domiciled or headquartered therein; (d) a Person on the U.S. Bureau of Industry and Security Denied Persons List, Entity List or Unverified List; or (e) a Person controlled by any of the foregoing.

“Securities Act” has the meaning set forth in Section 5.7.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Indemnitee” means each Seller and its officers, directors and Affiliates and the respective Representatives, successors and assigns of each of the foregoing.

“Seller-Prepared Tax Return” has the meaning set forth in Section 8.2(a)(i).

“Sellers’ Representative” has the meaning set forth in Section 2.7(a).

“Sellers’ Representative Fund” means an amount in cash equal to $500,000.

“Sensitive Data” means any data of a sensitive nature regarding: (a) confidential information regarding the Company’s or its Subsidiaries’ operations and clients; or (b) data that is regulated by Information Privacy Laws including without limitation personally identifiable data relating to one or more individual(s) (i.e., (i) data that identifies an individual, or (ii) in combination with any other information or data is capable of identifying an individual), including without limitation names, e-mail addresses, phone numbers, job titles, employee identification numbers, location information, ZIP codes, Social Security Numbers, driver’s license numbers, government identification numbers, birthdates, addresses protected health information (as defined in 45 CFR § 160.103), credit or debit card numbers, financial account numbers, IP addresses, device IDs, internet cookie-related data, unique device, browser, and operating system configuration or other such technological fingerprinting or tracking data of such individual(s).

“Software” means computer software, together with object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Straddle Period” has the meaning set forth in Section 8.2(a)(ii).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any suit, litigation, arbitration or other dispute resolution proceeding before a Governmental Entity.

“Target Net Working Capital” means $12,000,000.00.

“Tax” or “Taxes” means all U.S. federal, state, provincial, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property, escheat or unclaimed property, withholding, excise, production, transfer, alternative minimum, value added, occupancy, and other taxes of any kind whatsoever, in each case, together with any interest, penalties or additions thereto.

“Tax Contests” has the meaning set forth in Section 8.2(e)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.4(a).

“TIA Receivable Amount” means an amount equal to the receivables from landlords with respect to tenant improvement allowances as of the Calculation Time for the locations set forth on Schedule 1.4; provided, that such amounts shall not exceed the amounts set forth opposite such location on Schedule 1.4.

“Transaction Expenses” means (a) all of the fees and expenses incurred by Sellers or the Company and its Subsidiaries prior to Closing and in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors or accountants; (b) the amount of any transaction, retention, closing, or similar bonus payable in connection with the consummation of the transactions contemplated by this Agreement; (c) all amounts payable with respect to the vesting, participation or cancellation of any Equity Securities of the Company other than the Units, including any Class P Units; (d) the employer portion of any applicable employment Taxes to be paid in connection with the payment of any of the foregoing; (e) the cost of the D&O Insurance, and (f) 50% of the costs and fees of the Escrow Agent.

“Transaction Tax Benefit” means the actual Tax savings derived by a Person from the relevant item in the first taxable year in which such item is properly includible in a Tax Return. The amount of any such Tax savings shall be determined by preparing the relevant Tax Return with and without the relevant item and shall be equal to the amount by which the Tax due (irrespective of any estimated Taxes paid during the relevant tax period) as set forth in the Tax Return prepared without such item is greater than the Tax due (irrespective of any estimated Taxes paid during the relevant tax period) as set forth in the Tax Return prepared with such item.

“Transaction Tax Deductions” means all Tax deductions available to the Company or any of its Subsidiaries as a result of or in connection with the transactions contemplated by this Agreement, in each case to the extent the expenses corresponding to such deductions are economically borne by the Sellers (including, without limitation, deductions related to repayment of Indebtedness, the payment of Transaction Expenses, the payment of transaction bonuses, and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses of the Company and its Subsidiaries associated with the transactions contemplated by this Agreement). For purposes of determining Transaction Tax Deductions, any success-based fees of the Company or any Subsidiary (as defined in Treasury Regulations Section 1.263(a)-5(f)) shall be treated as 70% deductible in accordance with Rev. Proc. 2011-29, to the extent applicable.

“Transfer Taxes” means (a) sales, use, transfer (including real property transfer or gains tax), recording, documentary, stamp, value added, registration, stock transfer, transaction, and similar Taxes applicable to or arising as a result of the consummation of any of the transactions contemplated by this Agreement and/or any Ancillary Document (but excluding any Income Taxes) and (b) any additions, penalties, or interest in respect thereof.

“Treasury Regulations” means final and temporary United States federal Income Tax regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“Units” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 7.4(d).

Section 1.2            Rules of Construction. Unless the context otherwise requires:

(a)               A capitalized term has the meaning assigned to it;

(b)               An accounting term not otherwise defined or otherwise determined pursuant to an Exhibit or Schedule hereto has the meaning assigned to it in accordance with GAAP;

(c)               References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)               References to Articles, Sections, Schedules, and Exhibits shall refer to articles, sections, schedules, and exhibits of this Agreement, unless otherwise specified;

(e)               The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof;

(f)                This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)               All monetary figures shall be in United States dollars unless otherwise specified;

(h)               All references to time shall refer to Pacific Time;

(i)                 References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(j)                 The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and

(k)               The phrase “made available to the Buyer” or phrases of similar meaning shall mean that the relevant Contract, document or information was posted to (and not removed from) the “Project California” electronic data room hosted by Datasite and maintained in connection with the transactions contemplated by this Agreement (the “Data Room”) or submitted directly to Buyer’s counsel prior to the date of this Agreement.

Article II
PURCHASE AND SALE

Section 2.1            Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from such Seller, all right, title and interest in and to such Sellers’ Units free and clear of all Liens and in consideration therefor, such Seller shall be entitled to receive from Buyer or the Company, in accordance with this Agreement: (a) payment of such Seller’s applicable Closing Payment Amount payable in accordance with Section 2.3(c)(i), plus, (b) payment of such Seller’s applicable portion of the Positive Purchase Price Adjustment Amount, if any, payable in accordance with Section 2.4(f), minus, (b) such Seller’s applicable portion of the Negative Purchase Price Adjustment Amount, if any, payable in accordance with Section 2.4(f).

Section 2.2            Closing. Buyer and the Sellers shall consummate the transactions contemplated by this Agreement remotely via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be delivered by an electronic mail exchange of documents and signature pages (the “Closing”), as of the date hereof (the “Closing Date”).

Section 2.3            Closing Deliveries.

(a)               Closing Schedule. At least two (2) Business Days prior to the Closing, Sellers’ Representative shall deliver to Buyer a schedule (the “Closing Schedule”) based on the Estimated Closing Statement setting forth: (i) each item of Estimated Closing Indebtedness, including the amount and payee thereof; (ii) each unpaid Estimated Closing Transaction Expense, including the amount and payee thereof; and (iii) the Sellers’ Representative’s calculation of (A) the Closing Proceeds, (B) the percentage of the Closing Proceeds to be paid to each Seller based on such Seller’s economic interest in the Company (each Seller’s “Allocable Percentage”) identified on Exhibit C, and (C) the Closing Payment Amount to be made to each Seller.

(b)               Deliveries by the Sellers’ Representative at the Closing. At the Closing, the Sellers’ Representative shall deliver to Buyer the following:

(i)                 reasonably current good standing certificate (or equivalent document) for the Company and each of its Subsidiaries issued by the secretary of state of the State of Delaware;

(ii)              a copy of the resolution of the Company’s board of managers, certified by an officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Company of the transactions contemplated hereby;

(iii)            a payoff letter from each holder of Estimated Closing Indebtedness (other than lessors under any capitalized leases), reasonably acceptable to Buyer, indicating that upon payment of a specified amount, such Estimated Closing Indebtedness shall be paid in full and, if applicable, such holder shall release its security interest and either file within a reasonable period following the Closing or authorize Buyer to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release of record the security interests of all such holders;

(iv)             an executed copy of an Employment Agreement between the Company and Robert Trauber in the form reasonably agreed to by the Company and Robert Trauber;

(v)               the third party consents set forth on Schedule 2.3(b)(v);

(vi)             a counterpart to the escrow agreement, in the form of Exhibit D hereto, dated the Closing Date (the “Escrow Agreement”), duly executed by Seller;

(vii)          written evidence in form and substance satisfactory to Buyer that the D&O Insurance policies have been obtained in accordance with Section 7.2;

(viii)        counterparts to the Restrictive Covenant Agreements (the “Restrictive Covenants Agreements”) entered into by the Restricted Sellers in the form of Exhibit E and Exhibit F (in the case of Endeavour Capital Fund VI, L.P.);

(ix)             a validly executed IRS Form W-9 from each Seller; and

(x)               all other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement and the Escrow Agreement, and all other documents instruments, declarations, affidavits, and writings reasonably requested by the Buyer that are reasonably necessary to assign, convey, transfer, and deliver to the Buyer, good and valid title to the Units.

(c)               Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Sellers’ Representative the following:

(i)                 evidence of the payment by wire transfer of immediately available funds of an aggregate amount of cash equal to (A) the Estimated Purchase Price, plus (B) the HSR Reimbursement Amount, minus (C) the Escrowed Amount, minus (D) the Sellers’ Representative Fund (such amount, the “Closing Proceeds”) apportioned to each of the Sellers in accordance with his, her or its Allocable Percentages, to each Seller (to such account designated in writing by the Sellers’ Representative at least three (3) Business Days prior to the Closing Date) in the amount set forth opposite such Seller’s name on the Closing Schedule (such Seller’s “Closing Payment Amount”);

(ii)              a copy of the resolution of Buyer’s governing body, certified by an officer of Buyer as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby;

(iii)            the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv)             evidence of the binding of the R&W Policy; and

(v)               all other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, and all other documents instruments, declarations, affidavits, and writings reasonably requested by the Sellers’ Representative that are reasonably necessary to assign, convey, transfer, and deliver to the Buyer, good and valid title to the Units.

(d)               Payment of Estimated Closing Indebtedness, Sellers’ Representative Fund, Estimated Closing Transaction Expenses. At the Closing, Buyer shall pay:

(i)                 on behalf of the Company, the amount of Estimated Closing Indebtedness set forth on the Closing Schedule reflected in the payoff letters described in Section 2.3(b)(iii) above to the lenders named therein in the manner set forth therein;

(ii)              on behalf of the Company, the Estimated Closing Transaction Expenses reflected in the Closing Schedule to the obligees thereof;

(iii)            to the Escrow Agent an aggregate amount equal to (A) the Adjustment Escrow Amount into a segregated escrow account (the “Adjustment Escrow Account”) and (B) the Indemnity Escrow Amount by wire transfer of immediately available funds into a segregated escrow account (the “Indemnity Escrow Account”) subject to the terms of the Escrow Agreement and in accordance with Sections 2.4 and 2.5 hereunder.

(iv)             to the Sellers’ Representative, an amount in cash equal to the Sellers’ Representative Fund, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.

Section 2.4            Purchase Price Adjustment.

(a)               Estimated Adjustment. At least two (2) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth the Company’s estimate of (i) Net Working Capital, (ii) the Closing Cash (including the TIA Receivable Amount), (iii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (iv) the Closing Indebtedness (the “Estimated Closing Indebtedness”), together with a calculation of the Purchase Price based upon the values in the Estimated Closing Statement (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and in the form set forth in the Example Net Working Capital Calculation.

(b)               Closing Statement. As soon as practicable, but not later than one hundred twenty (120) days following the Closing Date, Buyer shall prepare in good faith and deliver to Sellers’ Representative a written statement (the “Closing Statement”) setting forth its calculation of the actual (i) Net Working Capital, (ii) Closing Cash, (iii) Closing Transaction Expenses, and (iv) Closing Indebtedness, together with a calculation of the Purchase Price. The Closing Statement shall be prepared in accordance with the Accounting Principles and in the form set forth in the Example Net Working Capital Calculation. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses, and Purchase Price (and the definitions of the defined terms contained therein). The Closing Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (B) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or any of its Subsidiaries or their respective businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing. If, for any reason, Buyer fails to deliver the Closing Date Statement within the time period required by this Section 2.4(b), and such failure is not cured by Buyer within five (5) Business Days following written notice thereof from the Sellers’ Representative to Buyer, then, at the election of Sellers’ Representative in its sole discretion the Estimated Closing Statement delivered by the Company to Buyer prior to the Closing shall be considered for all purposes of this Agreement as final, binding and conclusive on the Parties and not subject to further review. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that no double counting shall occur with respect to amounts taken into account in the determination of Closing Cash, Net Working Capital, Closing Indebtedness or Closing Transaction Expenses and this Agreement shall be interpreted consistent therewith.

(c)               Reasonable Access. Upon receipt of the Closing Statement, Sellers’ Representative and its Representatives shall be given, on a timely basis, reasonable access to or copies of (as Sellers’ Representative shall request), solely for the purpose of verifying the Closing Statement (and the calculations set forth therein): (i) subject to execution of customary access letters, the Books and Records, work papers, trial balances and other materials, including source documents, used in the preparation of the Closing Statement (and the calculations set forth therein), and (ii) Buyer’s and the Company’s and its Subsidiaries’ personnel and accountants, all of whom Buyer shall cause to reasonably cooperate with Sellers’ Representative and its Representatives in connection with such review or determination. Sellers’ Representative will be entitled to conduct the foregoing review of the Closing Statement for a period of thirty (30) days after receipt of the Closing Statement (as may be extended by the Parties).

(d)               Protest Notice. Prior to 12:01 a.m., Pacific Time, on the date that is thirty (30) days following Buyer’s delivery of the Closing Statement to Sellers’ Representative (the “Protest Deadline”), Sellers’ Representative may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Sellers’ Representative may have as to the Closing Statement (or the calculations set forth therein) setting forth in reasonable detail the specific item(s) and amount(s) in dispute. If Sellers’ Representative fails to deliver a Protest Notice prior to the Protest Deadline, the Net Working Capital, Closing Cash, Closing Transaction Expenses, Closing Indebtedness, and the calculation of the Purchase Price, in each case, as set forth on the Closing Statement shall be deemed accepted by the Sellers.

(e)               Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.4(d), Sellers’ Representative and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Closing Statement (and the calculations set forth therein). If Buyer and Sellers’ Representative are able to resolve in writing any disagreement as to the Closing Statement, any such agreement shall be deemed accepted by Buyer and Sellers and shall be final and binding on each of the Buyer and Sellers. If Buyer and Sellers’ Representative are unable to resolve in writing any disagreement as to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts still in dispute will be promptly referred to Grant Thornton LLP or such other nationally recognized independent public accounting firm as Buyer and Sellers’ Representative agree to in writing (the “Accountants”) for final determination within thirty (30) days after such referral, which determination shall be final, binding and non-appealable by Buyer and Sellers. The determination by the Accountants of the amounts in dispute shall be based solely on presentations and submissions by Buyer and Sellers’ Representative (which presentations and submissions shall be made to the Accountants no later than thirty (30) days after the engagement of the Accountants), and the definitions set forth herein, and shall not involve the Accountants’ independent review. The Accountants will only consider those items that are identified on the Protest Notice as in dispute unless otherwise agreed by the Sellers’ Representative and Buyer. The Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Buyer and Sellers’ Representative agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Buyer and Sellers (as determined by the Accountants) so that Sellers’ total share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Sellers (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. For example, should the items in dispute total in amount to $1,000, and the Accountants awards $600 in favor of Sellers’ position, 60% of the costs and expenses of the Accountants would be borne by Buyer and 40% by the Sellers. For purposes of this Agreement, “Final Net Working Capital”, “Final Closing Cash”, “Final Closing Transaction Expenses”, “Final Closing Indebtedness”, and “Final Purchase Price” mean, respectively, Net Working Capital, Closing Cash, Closing Transaction Expenses, Closing Indebtedness, and the Purchase Price, as finally determined pursuant to Section 2.4(d) and this Section 2.4(e).

(f)                Final Adjustment. Within five (5) days after the determination of the Final Net Working Capital, Final Closing Cash, Final Closing Transaction Expenses, Final Closing Indebtedness, and Final Purchase Price:

(i)                 if the Final Purchase Price is less than the Estimated Purchase Price (the absolute value of such difference referred to herein as the “Negative Purchase Price Adjustment Amount”), and the Negative Purchase Price Adjustment Amount is greater than the size of the Adjustment Escrow Account, then (A) the Buyer and the Sellers’ Representative shall deliver a joint letter to the Escrow Agent instructing it to promptly disburse, on behalf of the Sellers, to the Buyer, all of the funds from the Adjustment Escrow Account, by delivery by wire transfer of immediately available funds to an account designated by the Buyer, and (B) the Sellers, on a several but not joint basis, shall be liable for and pay to the Buyer an aggregate amount of cash equal to the amount by which the Negative Purchase Price Adjustment Amount exceeds the size of the Adjustment Escrow Account, by delivery by wire transfer of immediately available funds to an account designated by the Buyer;

(ii)              if the Final Purchase Price is less than the Estimated Purchase Price and the Negative Purchase Price Adjustment Amount is less than the size of Adjustment Escrow Account, then Buyer and the Sellers’ Representative shall deliver a joint letter to the Escrow Agent instructing it to (A) promptly disburse, on behalf of the Sellers to the Buyer, from the Adjustment Escrow Account, an amount of cash equal to the Negative Purchase Price Adjustment Amount by delivery by wire transfer of immediately available funds to an account designated by Buyer, and (B) promptly disburse to the Sellers’ Representative, from the Adjustment Escrow Account, an amount of cash equal to the amount remaining in the Adjustment Escrow Account following the disbursement contemplated by Section 2.4(f)(ii)(A), by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative

(iii)            if the Final Purchase Price is greater than the Estimated Purchase Price (the absolute value of such difference referred to herein as the “Positive Purchase Price Adjustment Amount”), then (A) Buyer and the Sellers’ Representative shall deliver a joint letter to the Escrow Agent instructing it to promptly disburse to the Sellers’ Representative from the Adjustment Escrow Account the Adjustment Escrow Amount, and (B) the Buyer shall pay to the Sellers’ Representative an aggregate amount of cash equal to the amount of the Positive Purchase Price Adjustment Amount, in each case by delivery by wire transfer of immediately available funds to an account or accounts designated by the Sellers’ Representative.

(iv)             For the avoidance of any doubt, any adjustment required by this Section 2.4 shall be deemed an adjustment to the Purchase Price.

Section 2.5            Withholdings. Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) may be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of applicable Law; provided, that Buyer or such other Person shall provide the applicable Seller-payee with notice as soon as reasonably practicable, but in any event at least five (5) Business Days, prior to withholding any amounts pursuant to this Section 2.5 (other than any such amounts subject to payroll withholding or any amounts subject to withholding as a result of a Seller’s failure to comply with Section 2.3(b)(ix)), and shall work in good faith with such Seller to minimize any such withheld amounts. To the extent that amounts are so withheld and are paid over to the applicable Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6            Intended Tax Treatment; Purchase Price Allocation.

(a)               For U.S. federal (and all applicable state and local) income Tax purposes, the Parties agree to treat Buyer’s acquisition of the Units in accordance with IRS Revenue Ruling 99-6, Situation 2, as to Buyer, as a taxable purchase of all of the assets of the Company (and each Subsidiary thereof that is classified as a disregarded entity for U.S. federal income tax purposes), and, as to the Sellers, as a sale of partnership interests in the Company (the “Intended Tax Treatment”). The Parties agree to file all Tax Returns in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or applicable analogous provision of state, local or non-United States Tax Law).

(b)               The Purchase Price and other items treated as amounts realized for Income Tax purposes will be allocated among the assets of the Company (including the assets of any Subsidiary treated as disregarded as an entity separate from the Company for U.S. federal Income Tax purposes) for all purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and consistent with the allocation methodologies set forth on Schedule 2.6 attached hereto. Within thirty (30) days after the determination of the Final Purchase Price under this Agreement, Buyer shall prepare an allocation of the Purchase Price, in a manner consistent with the methodologies set forth on Schedule 2.6 (the “Allocation”), and deliver the Allocation to the Sellers’ Representative. If the Sellers’ Representative fails to notify Buyer of any disagreement with the Allocation within thirty (30) days following delivery thereof, then the Sellers’ Representative will be deemed to agree with the Allocation, and the Allocation will be final. If the Sellers’ Representative timely notifies Buyer in writing within (30) days after delivery of the Allocation of a disagreement with the Allocation, then the Sellers’ Representative and Buyer shall attempt in good faith to resolve their dispute regarding the Allocation. Any such dispute that cannot be so resolved will be submitted to the Accountants for resolution in accordance with the procedures of Section 2.4. The Allocation, as finally determined pursuant to this Section 2.6, will be the “Final Allocation.” Neither the Sellers nor the Buyer shall, nor shall they permit any Affiliate to, take any position that is inconsistent with this Section 2.6 and the Final Allocation on any Tax Return, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or applicable analogous provision of state, local or non-United States Tax Law).

Section 2.7            Sellers’ Representative.

(a)               By virtue of adoption of this Agreement by the Sellers, each Seller will be deemed to have irrevocably appointed Endeavour Capital Fund VI, L.P., as his, her or its true and lawful attorney-in-fact and agent (as may be replaced in accordance with Section 2.7(d) below) (the “Sellers’ Representative”), each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Seller with respect to this Agreement and the transactions contemplated hereby, and to act on behalf of such Seller in any Suits involving this Agreement or the Ancillary Documents, to do or refrain from doing all such further acts and things and to execute all such documents as the Sellers’ Representative shall reasonably deem necessary or appropriate in connection with this Agreement and the transactions contemplated hereby, including the power:

(i)                 to act for such Seller with regard to matters pertaining to the indemnification referred to in this Agreement, including the power to investigate, defend, prosecute, pay, assume, direct and/or control the defense of, engage counsel in respect of, settle or compromise any indemnity claim on behalf of such Seller and otherwise exercise any rights or pursue any remedies of such Seller pursuant to Article IX of this Agreement or to refrain from doing any of the foregoing;

(ii)              to act for such Seller with regard to matters pertaining to Taxes pursuant to Section 8.2;

(iii)            to execute and deliver all waivers, consents, agreements, documents and instruments (including the Ancillary Documents) in connection with the transactions contemplated hereby or any renewals, amendments or terminations thereto that the Sellers’ Representative deems necessary or appropriate;

(iv)             to receive funds, make payments of funds, and give receipts for funds on behalf of such Seller;

(v)               to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(vi)             to provide notices, instructions and other communications pursuant to and in connection with this Agreement and the Ancillary Documents on behalf of such Seller;

(vii)          to make all decisions and take all actions relating to such Seller’s rights, obligations and remedies under this Agreement and the Ancillary Documents;

(viii)        to do or refrain from doing any further act or deed on behalf of such Seller that the Sellers’ Representative deems necessary or appropriate in the Sellers’ Representative’s sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present; and

(ix)             to receive service of process in connection with any claims under this Agreement.

(b)               The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, shall survive the death, incompetency, bankruptcy or liquidation of any Seller, and shall survive the Closing. Buyer may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein until receipt of notice of the appointment of a successor Sellers’ Representative upon thirty (30) days prior written notice to Buyer. Any action taken by the Sellers’ Representative must be in writing and must be signed by the Sellers’ Representative. All notices required to be made or delivered by Buyer to any of the Sellers under this Agreement shall be made to the Sellers’ Representative for the benefit of such Seller and shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. By their appointment of the Sellers’ Representative, the Sellers hereby confirm that the Sellers’ Representative shall do or cause to be done by virtue of its appointment as the representative of the Sellers hereunder. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement (including the Ancillary Documents) in the manner the Sellers’ Representative reasonably believes to be in the best interest of the Sellers and in a manner consistent with the obligations of the Sellers under this Agreement. The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities, or the existence of any partnership or other fiduciary relationship between the Sellers and the Sellers’ Representative shall be read into this Agreement or shall otherwise exist against Sellers’ Representative or any of its Affiliates. By execution of this Agreement, each Seller hereby agrees (i) to reimburse the Sellers’ Representative for all out-of-pocket costs and expenses incurred by Sellers’ Representative under this Agreement, including fees for any attorneys or other Representative that may be employed, and (ii) to severally and not jointly, in accordance with its Allocable Percentage, indemnify and hold harmless and defend the Sellers’ Representative, its agents and assigns against all losses arising out of or in connection with (A) the Sellers’ Representative’s omissions to act, or actions taken, resulting from, arising out of, or incurred in connection with, or otherwise with respect to this Agreement, or (B) services rendered with respect to this Agreement or reasonably believed to be in the scope of the Sellers’ Representative’s authority under this Agreement.

(c)               The decision of each Seller to approve this Agreement, and/or accept any portion of the consideration pursuant to this Agreement has been made by such Seller independently of any other Seller and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement that may have been made or given by the Sellers’ Representative, any other Seller or by any Representative of Sellers’ Representative, or any other Seller, and neither the Sellers’ Representative nor any Seller or any of their respective Representatives shall have any liability to any other Seller (or any Person) relating to or arising from any such information, materials, statement or opinions, except as expressly provided in a written agreement, if any, between or among the Sellers.

(d)               In the event that the Sellers’ Representative resigns from its position as the Sellers’ Representative, the Sellers owning greater than fifty (50%) percent of the Units immediately prior to Closing (as reflected on Exhibit A) shall select a replacement Sellers’ Representative, which replacement Sellers’ Representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(e)               The Sellers’ Representative Fund shall be available to the Sellers’ Representative: (i) as a source of recovery for any fees, costs, expenses or liabilities incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement or any Ancillary Documents; and (ii) as a source of payment for any amounts owed by the Sellers pursuant to the terms of this Agreement or any Ancillary Documents. Any portion of the Sellers’ Representative Fund remaining following the determination of all such fees, costs, expenses, liabilities and amounts by the Sellers’ Representative in its sole discretion shall be distributed by the Sellers’ Representative to each Seller of an amount equal to such Seller’s Allocable Percentages of such remaining portion of the Sellers’ Representative Fund.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Company Disclosure Schedules, each Seller hereby represents and warrants to Buyer solely with respect to himself, herself or itself as follows, as of the date hereof (except for matters represented and warranted as of a specified date which shall be made as of such specified date):

Section 3.1            Power and Capacity. Such Seller that is an individual has full power and legal capacity to execute, deliver and perform this Agreement and the Ancillary Documents to which such Seller is or will be a party and to consummate the transactions contemplated by this Agreement. Such Seller that is not an individual is duly formed, validly existing and in good standing under the Laws of its state of formation or incorporation, as applicable, and has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder or thereunder.

Section 3.2            Authorization and Enforceability. Such Seller that is not an individual has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which he, she or it is a party and the performance of its obligations hereunder and thereunder. This Agreement has been, and any Ancillary Document to which such Seller is a party will be at or prior to Closing, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitute the legal, valid and binding obligation of such Seller enforceable against him, her or it in accordance with their terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

Section 3.3            Units. Exhibit A hereto accurately lists the name of such Seller, his, her or its principal address and electronic contact information, and the number and class of Units owned by him, her or it, and such Units are owned beneficially and of record by such Seller, free and clear of any Lien. Such Seller has full power and legal capacity to sell, transfer, assign and deliver his, her or its Units to Buyer as provided in this Agreement, and such delivery at the Closing will convey to Buyer good and marketable title to such Units, free and clear of any Lien. Following the Closing, such Seller shall own no other Equity Securities or similar equity related rights in the Company or any of its Subsidiaries.

Section 3.4            Governmental Authorizations. Except for (a) applicable requirements under securities or “blue sky” Laws of various states and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated (the “Regulatory Approvals”), no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained in connection with the execution, delivery, and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

Section 3.5            Non-contravention. Assuming the receipt of all Regulatory Approvals, the execution, delivery and performance by such Seller of its obligations under this Agreement, will not (a) violate the Organizational Documents of such Seller, (b) violate any Law applicable to such Seller, (c) result in a material violation of any Contract to which such Seller is a party or (d) result in the creation of any Lien on the Units.

Section 3.6            Brokers. Except as set forth on Section 4.20 of the Company Disclosure Schedules, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.7            Suits. There are no Suits pending or, to the knowledge of such Seller, threatened against such Seller that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or which would adversely affect such Seller’s performance under this Agreement or any Ancillary Document to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.8            No Implied Seller Representations. Except for the representations and warranties expressly made by such Seller in Article III and Article IV of this Agreement and the other Ancillary Documents, such Seller does not make, and such Seller hereby disclaims, any other representation or warranty (express or implied, and including those referred to in the Uniform Commercial Code or in any Law that can be limited or waived) with respect to such Seller.

Article IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Company Disclosure Schedules, the Sellers hereby represent and warrant to Buyer as follows, as of the date hereof and as of the Closing Date (except for matters represented and warranted as of a specified date which shall be made as of such specified date):

Section 4.1            Existence and Power. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. The Company has all limited liability company power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries, taken as a whole. Section 4.1 of the Company Disclosure Schedules sets forth a complete and accurate list of (a) the directors and officers of the Company and the Subsidiaries, and (b) the jurisdictions in which the Company and each Subsidiary is qualified to do business. The Company has made available to Buyer true and correct copies of the Company’s Organizational Documents.

Section 4.2            Authorization and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Document to which it is a party will be at or prior to Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

Section 4.3            Governmental Authorizations. Except as set forth on Section 4.3 of the Company Disclosure Schedules, and assuming the receipt of all Regulatory Approvals, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 4.4            Non-contravention. Except as set forth on Section 4.4 of the Company Disclosure Schedules and assuming the receipt of all Regulatory Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (a) violate the Organizational Documents of the Company; (b) violate any Law applicable to the Company or its Subsidiaries in any material respect; (c) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of the Company or its Subsidiaries or to a loss of any benefit to which the Company or its Subsidiaries is entitled, under any Material Contract or Permit to which the Company or its Subsidiaries is a party; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or its Subsidiaries, except in the case of clauses (b), (c) and (d), for such violations, defaults or impositions that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5            Capitalization; Subsidiaries.

(a)               The outstanding equity capitalization of the Company and its Subsidiaries is set forth on Section 4.5(a) of the Company Disclosure Schedules. All of the issued and outstanding Equity Securities of the Company and its Subsidiaries are directly or indirectly owned by the Sellers, free and clear of all Liens. All outstanding Equity Securities of the Company and its Subsidiaries are duly authorized and validly issued and not subject to preemptive rights created by statute, the Organizational Documents, or any agreement to which the Company or any of its Subsidiaries is a party or by which it is bound. All outstanding Units have been issued by the Company in compliance with all federal and state securities Laws. There are no declared or accrued but unpaid dividends with respect to any Units or any other Equity Interests of the Company or its Subsidiaries.

(b)               Except as set forth on Section 4.5(b) of the Company Disclosure Schedules, there are no options, warrants, calls, rights, convertible securities, commitments or other agreements, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as set forth on Section 4.5(b) of the Company Disclosure Schedules, there are no outstanding or authorized profit participation, or other similar rights, with respect to the Company or any of its Subsidiaries. Except for the Company’s Organizational Documents or as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the Equity Securities of the Company or its Subsidiaries. Except for the Company’s Organizational Documents, there are no agreements to which the Company or its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Equity Securities of the Company or its Subsidiaries. As a result of and immediately following the transactions contemplated by this Agreement, Buyer will be the sole record and beneficial holder of all issued and outstanding Units. There are no bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of the Company or its Subsidiaries may vote.

(c)               Section 4.5(c) of the Company Disclosure Schedules sets forth a true and correct list of all direct and indirect Subsidiaries of the Company, listing each Subsidiaries’ name, jurisdiction of organization, authorized Equity Securities, the number and type of issued and outstanding Equity Securities and the current record and beneficial ownership of such Equity Securities. All the outstanding limited liability company interests, partnership interests or other Equity Securities, as applicable, of the Company’s Subsidiaries are directly or indirectly owned by the Company free and clear of all Liens. Except as set forth on Section 4.5(c) of the Company Disclosure Schedules, each of the Subsidiaries listed in such schedule is validly existing and in good standing under the Laws of their respective jurisdictions of formation or organization and is qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary has all requisite power and authority necessary to own and operate its assets and to carry on its business as now being conducted. Other than the Company’s Subsidiaries, the Company does not own any capital stock or equity interests of any other Person. The Company has made available to Buyer true and correct copies of the Subsidiaries’ Organizational Documents.

(d)               The Company and the Sellers have, prior to the Closing, (a) caused each Class P Unit subject to time-based vesting to accelerate and vest prior to, but contingent upon, the Closing, (b) thereafter, but prior to the Closing, cancelled each Class P Unit and Class P Unit Agreement in accordance with the Class P Unit Agreement and the Equity Incentive Plan, in exchange for the consideration as provided therein (which amounts shall be treated and paid as Transaction Expenses), and (c) thereafter, but prior to the Closing, terminated the Equity Incentive Plan.

(e)               Section 4.5(e) of the Company Disclosure Schedules sets forth a complete and accurate list (including amount) of all Indebtedness. Immediately following the Closing, neither the Company nor any of its Subsidiaries will have any Indebtedness for borrowed money.

(f)                Section 4.5(f) of the Company Disclosure schedules sets forth a true and correct list of all letters of credit issued by or on behalf of the Company or its Subsidiaries (the “Letters of Credit”), including an indication of the amount covered by such letter of credit and whether such letter of credit is cash collateralized.

Section 4.6            Financial Statements.

(a)               Section 4.6(a) of the Company Disclosure Schedules contains true and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)                 The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021, and the related audited statements of income, cash flows and members’ equity for the periods then ended; and

(ii)              The unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2022 (the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”) and the related unaudited statement of income for the seven (7)-month period then ended.

(b)               Each of the Financial Statements was prepared from the Books and Records of the Company and the Subsidiaries and presents fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof in accordance with GAAP, except (i) as may be stated in the notes thereto; (ii) that the Most Recent Balance Sheet and related unaudited statement of operations for the six (6)-month period ended on the Most Recent Balance Sheet Date are subject to normal year-end adjustments and lack the footnote disclosure otherwise required by GAAP,; and (iii) as set forth on Section 4.6(b) of the Company Disclosure Schedule.

(c)               Except as set forth on Section 4.6(c) of the Company Disclosure Schedules, the Company or its applicable Subsidiary has good and valid title, free and clear of any Liens, other than Permitted Liens, to all raw materials, finished goods inventory (including inventory-in-transit), packaging and labels (collectively, “Inventory”) reflected in the Most Recent Balance Sheet. The Inventory: (i) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; and (ii) with respect to finished goods, is salable in the Ordinary Course, except in the case of each subclause of this Section 4.6(c) for obsolete, damaged, defective or slow-moving items for which reasonable reserves have been established in accordance with past practice as reflected in the inventory line item on the Most Recent Balance sheet and as adjusted for the passage of time through the Closing Date in the Ordinary Course. The Inventory is reasonably adequate for the conduct of the Business as currently conducted by the Company and its Subsidiaries.

(d)               The accounts payable of the Company and its Subsidiaries have been incurred or have arisen in the Ordinary Course. There is no material dispute between the Company or its Subsidiaries and any Person with respect to any amounts (including any alleged amounts) owed by the Company or its Subsidiaries to such Person with respect to the Company or its Subsidiaries.

(e)               All of the accounts receivable of the Company and its Subsidiaries arose in the Ordinary Course, are, to the Company’s Knowledge, not subject to any assertions of any set-off, reduction, counterclaim, claim or dispute outside the Ordinary Course and are reflected on the Books and Records of the Company and its Subsidiaries.

Section 4.7            No Undisclosed Liabilities. Except as set forth in the Financial Statements (including the related notes and schedules) or Section 4.7 of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has any liabilities or obligations, except for (a) liabilities and obligations incurred since the date of the Most Recent Balance Sheet in the Ordinary Course (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation); (b) liabilities and obligations incurred since the date of the Most Recent Balance Sheet pursuant to or in connection with this Agreement or the transactions contemplated hereby; or (c) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has any outstanding liability to any Person pursuant to, or in connection with, any benefit or program provided under the CARES Act.

Section 4.8            Absence of Certain Changes. Except as set forth in Section 4.8 of the Company Disclosure Schedules, since the Most Recent Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business in the Ordinary Course, and there has not been any change in operations or financial conditions of the Company or any of its Subsidiaries. Since the Most Recent Balance Sheet Date:

(a)               there has been no Material Adverse Effect;

(b)               there has been no payment or delayed payment of accounts payable or other liabilities, any collection or delayed collection of accounts receivable, or any waiver or compromise of any claim, with respect to the Company and its Subsidiaries, in each case other than in the Ordinary Course;

(c)               there has been no transaction with respect to the sale, disposition or transfer of any material asset of the Company and its Subsidiaries (other than sales of Inventory in the Ordinary Course and consistent with past practice);

(d)               there has been no purchases of Inventory other than in the Ordinary Course, or any material change in the nature, level or condition of the Inventory;

(e)               there has been no material modification, termination, amendment or other alteration or change in the terms or provisions of any Material Contract;

(f)                there has been no employee additions or employee terminations that were outside the Ordinary Course;

(g)               there has been no material change in marketing efforts with respect to the Company and its Subsidiaries;

(h)               there has been no casualty, loss, damage or destruction of any property that is material to the Company and its Subsidiaries (whether or not covered by insurance);

(i)                 there has been no change in the accounting methods or practices of the Company and its Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted by the Company and its Subsidiaries;

(j)                 there has been no increase in the benefits under any Benefit Plan (including the adoption of any new Benefit Plan), compensation of or granting of bonuses payable or to become payable by the Company or its Subsidiaries to any current or former employee or independent contractor, other than in the Ordinary Course; and

(k)               there has been no commitment by the Company or its Subsidiaries to do any of the foregoing.

Section 4.9            Material Contracts.

(a)               Section 4.9(a) of the Company Disclosure Schedules contains a list of each Contract currently in effect to which the Company or its Subsidiaries is a party or is otherwise bound and that is:

(i)                 is a Contract (A) pursuant to which payments of Fifty Thousand Dollars ($50,000) or more in the aggregate (1) were made to or from the Company and its Subsidiaries during the fiscal year ended December 31, 2021 or (2) are expected to be made to or from the Company and its Subsidiaries during the fiscal year ended December 31, 2022, and (B) that cannot be terminated by the Company or its Subsidiaries without penalty of more than Fifty Thousand Dollars ($50,000) with less than ninety (90) days’ notice;

(ii)              is a Contract with a Major Customer or a Major Supplier;

(iii)            is a Contract pursuant to which the Company or its Subsidiaries is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contracts under which the aggregate annual rental payments do not exceed Fifty Thousand Dollars ($50,000);

(iv)             is a Contract pursuant to which the Company or its Subsidiaries leases, subleases, occupies, licenses or otherwise uses any real property (the “Real Property Leases”);

(v)               is any Contract concerning a partnership, joint venture or investment or relating to any distributorship or franchise;

(vi)             is any Contract containing commitments of indemnification other than Contracts entered into in the Ordinary Course (including customer Contracts and vendor Contracts);

(vii)          is a Contract for employment of any officer or employee of the Company or its Subsidiaries, other than (A) any employment letter that sets forth the terms of an at will employment arrangement that can be terminated with no severance pay or benefits; or (B) a Benefit Plan;

(viii)        is any Contract with an independent contractor or consultant (or similar arrangement) to which the Company or any Subsidiary is a party and which is not cancellable without penalty or without more than ninety (90) days’ notice;

(ix)             is any Contract which restricts the Company or its Subsidiaries from engaging, or competing with any Person, in any line of business in any geographic area in any respect;

(x)               is any hedging, futures, options or other derivative Contract;

(xi)             is any Contract which relates to the acquisition or disposition of any business (whether by merger, sale of capital stock, sale of assets or otherwise), which such acquisition was consummated within the past five years or which contain continuing obligations of the Company or its Subsidiaries;

(xii)          is a Contract under which the Company or its Subsidiaries, or any of their Affiliates has incurred, assumed or guaranteed outstanding Indebtedness or under which a Lien is currently imposed on the Company’s or its Subsidiaries’ assets (in each case excluding any purchase orders entered into in the Ordinary Course);

(xiii)        is any Contract with a Governmental Entity;

(xiv)         is any Contract relating to settlement of any administrative or judicial proceedings within the past five years or which contains continuing obligations of the Company or its Subsidiaries;

(xv)           is any Contract that is (A) a collective bargaining agreement; (B) any other Contract with any labor organization or other employee representative; or (C) any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal or any severance agreement or arrangement;

(xvi)         is any Contract that results in any third party Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or the Business;

(xvii)      is any Contract which (A) restricts the Company or its Subsidiaries from freely setting prices for its services (including any most favored customer pricing provisions); (B) restricts the Company or its Subsidiaries from soliciting potential employees, consultants, contractors or other suppliers or customers; (C) grants any rights of refusal, rights of first negotiation or similar rights to any Person; or (D) creates any exclusive relationship or arrangement;

(xviii)    is any agency, distributor, dealer, sales representative, marketing or other similar Contract;

(xix)         is any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, at the Closing or otherwise in connection with the transactions contemplated by this Agreement;

(xx)           is any Contract required to be listed pursuant to Section 4.13(c);

(xxi)         is any Contract required to be listed pursuant to Section 4.21; or

(xxii)      is any other Contract that is material to the business of the Company or its Subsidiaries.

(b)               Except as disclosed in Section 4.9(b) of the Company Disclosure Schedules, each Material Contract (i) is valid and binding and in full force and effect and (ii) shall continue in full force and effect immediately after the Closing on the same terms and conditions as in effect immediately prior to Closing. Except as set forth in Section 4.9(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries is in default under or in breach of, or in receipt of any notice of any default or breach under, any Material Contract, and to the Company’s Knowledge, no event or circumstance has occurred as of the date hereof that, with notice or lapse of time or both, would constitute any event of default under any Material Contract; for the avoidance of doubt, the foregoing shall not refer to any events or circumstances that occur post-Closing. Except as set forth in Section 4.9(b) of the Company Disclosure Schedules, to the Company’s Knowledge, the other party or parties to each Material Contract are not in default or breach of the terms of such Material Contract. True and complete copies of each Material Contract have been made available to Buyer. To the Company’s Knowledge, no counterparty to a Material Contract intends to terminate, cancel, or reduce the amount or nature of the business it conducts with the Company and its Subsidiaries outside of the Ordinary Course.

Section 4.10        Suits; Orders. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there are no and there have not been for the past three (3) years, Suits pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there are no Orders outstanding to which the Company or its Subsidiaries is subject. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there is no Suit by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced against any other Person.

Section 4.11        Compliance with Laws/Permits.

(a)               Except as set forth on Section 4.11(a) of the Company Disclosure Schedules or as otherwise expressly addressed in this Article IV, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with, and not in material violation of, all applicable Laws. Within the past three (3) years, neither the Company nor its Subsidiaries has received any notice of or notice alleging any violation of any applicable Law. To the Company’s Knowledge, neither the Company nor its Subsidiaries are or for the last three (3) years have been under investigation or subject to any claim, suspension, audit or record-keeping inquiry by any Governmental Entity with respect to any alleged material violation of any applicable Law.

(b)               Except as set forth on Section 4.11(b) of the Company Disclosure Schedules, there is no and there have not been for the past three (3) years, pending, or, to the Company’s Knowledge, threatened, Suit against, or, to the Company’s Knowledge, investigation of, the Company or its Subsidiaries, nor is there any Order imposed (or, to the Company’s Knowledge, threatened to be imposed) upon the Company or its Subsidiaries by or before any Governmental Entity, or pending voluntary disclosure to any Governmental Entity, in each case, in connection with an alleged violation of any Law of any applicable jurisdiction relating to the export of goods, services, Software or technology or relating to dealings with Sanctioned Persons (“Export Control and Sanctions Laws”). The Company and its Subsidiaries are in compliance with, and for the past five (5) years have maintained compliance with, all applicable Export Control and Sanctions Laws in all material respects.

(c)               During the past five (5) years, neither the Company nor its Subsidiaries nor any of their respective Affiliates or Representatives, has, directly or indirectly, made, given or incurred or agreed to make, give or incur any contribution, payment, gift or entertainment or other expense or similar benefit to any customer, vendor, supplier, governmental employee, (i) that subjected or would reasonably be expected to subject the Company or its Subsidiaries to any damage or penalty in any material Suit or investigation before any Governmental Entity; (ii) that subjected or would reasonably be expected to subject the Company or its Subsidiaries to any adverse consequences with any Governmental Entity or regarding the ability of the Company or its Subsidiaries to continue doing business as it is currently conducted by the Company or its Subsidiaries; or (iii) that in case of a payment made directly or indirectly to an official or employee of any Governmental Entity, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977, as amended) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Entity, constitutes an illegal bribe, illegal kickback or other illegal payment under any applicable Law of the United States or under the applicable Law of any other Governmental Entity.

(d)               None of the Company, any Subsidiary of the Company, nor to the Knowledge of the Company any director, officer or management level executives of the foregoing (excluding any and all retail employees), (i) has been or is designated on any Governmental List, (ii) has participated in any transaction involving the Listed Persons or any country that is subject to U.S. sanctions administered by OFAC, (iii) is located, organized or resident in, or directly or indirectly 50% or more owned by, or otherwise controlled by or acting for (A) any Listed Person or (B) any Restricted Country, (iv) has directly or indirectly provided any financing to or for the benefit of any Blocked Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Blocked Person, (v) has imported, exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services from China or the Schengen Area of Europe or in violation of any applicable Customs and International Trade Laws or Laws with respect to export control or economic sanctions, or (vi) has participated in any export, re-export or transaction connected with any purpose prohibited by Law with respect to export control and economic sanctions, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(e)               Section 4.11(e) of the Company Disclosure Schedules sets forth an accurate and complete list of each Permit held by the Company or its Subsidiaries that is material to the operation of the Business. The Permits identified on Section 4.11(e) of the Company Disclosure Schedules (i) are valid and in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Permits, and (ii) except as set forth in Section 4.11(e) of the Company Disclosure Schedules, represent all material Permits required in connection with the business or operations of the Company and its Subsidiaries. To the Company’s Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit identified on Section 4.11(e) of the Company Disclosure Schedules is pending or threatened. No Permit listed on Section 4.11(e) of the Company Disclosure Schedules is held in the name of any employee, officer, director, or stockholder on behalf of the Company or any of its Subsidiaries.

Section 4.12        Title to, Sufficiency and Condition of Assets.

(a)               Other than as set forth on Section 4.12 of the Company Disclosure Schedules, the Company and its Subsidiaries have good and marketable title to or, in the case of leased property, a valid leasehold interest in, all of their assets as reflected on the Most Recent Balance Sheet or acquired in the Ordinary Course of business since the Most Recent Balance Sheet Date, except those sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of business.

(b)               The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the material assets owned or leased by the Company or any of its Subsidiaries are subject to any Lien, other than Permitted Liens. All equipment and other items of tangible personal property and assets of the Company and the Subsidiaries (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (ii) were acquired and are usable in the Ordinary Course.

Section 4.13        Intellectual Property.

(a)               Section 4.13(a) of the Company Disclosure Schedules contains a complete and accurate list of all of the following that are owned, in whole or in part, by the Company or its Subsidiaries, anywhere in the world, along with, for each item, the current owner, the application, registration, or other information under which such property is identified, the application or registration date, and the jurisdiction of filing or registration: (i) patents, patent applications, and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) registrations or applications for registration of trademarks, service marks, trade dress, and trade names; (iii) Internet domain names and social media handles; or (iv) registrations or applications for registration of copyrights (collectively “Registered Intellectual Property”). The Registered Intellectual Property is valid, subsisting, and enforceable. For each item of Registered Intellectual Property, all registration, annuity, maintenance, renewal or related fees having a due date within thirty (30) days following the Closing Date have been or will be paid prior to the Closing Date and all necessary documents, recordations and certifications having a due date within thirty (30) days following the Closing Date have been or will be filed prior to the Closing Date for the purposes of prosecuting and maintaining such Registered Intellectual Property.

(b)               The Company and its Subsidiaries own, exclusively and free and clear of all Liens (other than Permitted Liens), the entire right, title and interest to all Owned Intellectual Property other than non-exclusive rights granted (i) pursuant to nondisclosure agreements entered into in the Ordinary Course; (ii) to consultants, contractors or vendors to use the Intellectual Property of the Company and its Subsidiaries for the sole benefit of the Company and its Subsidiaries; (iii) pursuant to licenses granted in the Ordinary Course; (iv) pursuant to generally commercially available, off the shelf Software programs; and (v) pursuant to the Contracts listed on Section 4.13(c) of the Company Disclosure Schedules. The Company and its Subsidiaries have the right to use all other Intellectual Property necessary for the operation of the Business as currently conducted (subject to the Bankruptcy and Equity Exceptions). All such other Intellectual Property used in or necessary for the operation of the Business shall be available for use by Buyer immediately after the Closing Date on the same terms and conditions in all material respects to those under which the Company and its Subsidiaries used such Intellectual Property immediately prior to the Closing Date. The transactions contemplated by this Agreement will not alter, impair or otherwise adversely affect any rights of the Company or its Subsidiaries in any Owned Intellectual Property or any other Intellectual Property used in or necessary for the operation of the Business.

(c)               Section 4.13(c) of the Company Disclosure Schedules contains a complete list of all agreements pursuant to which the Intellectual Property used in or necessary for the operation of the Business is licensed to the Company or its Subsidiaries or licensed by the Company or its Subsidiaries to any third party, excluding in each case (i) licenses or services Contracts for commercially available software or services (including software as a service) available on standard terms, (ii) licenses for open source software, (iii) Contracts with current and former employees, contractors and consultants of the Company or any of its Subsidiaries, (iv) non-disclosure Contracts, and (v) Incidental IP Contracts.

(d)               Except as set forth on Section 4.13(d) of the Company Disclosure Schedules, (i) the Company and its Subsidiaries are not infringing, misappropriating, diluting or otherwise violating, the Intellectual Property of any other Person, nor has the Company or its Subsidiaries received any written notices, requests for indemnification or threats from any third party related to any allegation of past or current infringement, misappropriation, dilution or violation or requested or received any written opinions of counsel related to the same and (ii) to the Company’s Knowledge, no other Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries, or any member thereof, nor has the Company or its Subsidiaries in the past three (3) years provided any written notices to or made any threats against any third party related to the foregoing or requested or received any written opinions of counsel related to the same.

(e)               Except as disclosed on Section 4.13(e) of the Company Disclosure Schedules, each present and former employee and contractor of the Company or its Subsidiaries who has developed or created or contributed to the development or creation of any Owned Intellectual Property has executed a valid written Contract protecting the confidential information of the Company or Subsidiary, as applicable, and assigning to the Company or Subsidiary, as applicable, all of his or her right, title and interest in and to any and all Intellectual Property developed in the course of his or her employment or engagement, or otherwise on behalf of, the Company or Subsidiary, as applicable. Neither this Agreement nor the consummation of any transactions contemplated by this Agreement will result in any further amounts being payable to any present or former employee or contractor of the Company or its Subsidiaries specifically in relation to any Owned Intellectual Property. After giving effect to the transactions contemplated by this Agreement, no current or former manager, director, shareholder, founder, officer, employee, contractor or consultant of the Company or its Subsidiaries will own or retain any rights, title or interest in any of the Owned Intellectual Property.

(f)                Neither the Company nor its Subsidiaries is under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party.

(g)               Section 4.13(g) of the Company Disclosure Schedules contains a complete and accurate list of all Software and Software systems that are owned, in whole or in part, by the Company or its Subsidiaries. The Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company and its Subsidiaries are adequate for the operation of the Business as currently conducted.

(h)               All use and distribution of Open Source Software by the Company and its Subsidiaries is in compliance with all Open Source Licenses applicable thereto. The Company and its Subsidiaries have not (i) used or distributed any Open Source Software, (ii) incorporated or embedded any Open Source Software in any Software that is owned by the Company or its Subsidiaries, or (iii) combined, linked or distributed any Open Source Software with any Software that is owned by the Company or its Subsidiaries, in each case, in a manner that requires any Software Owned by the Company or its Subsidiaries to be subject to Copyleft Licenses.

(i)                 Since December 31, 2019, the Company and its Subsidiaries have complied in all material respects with (i) all privacy policies promulgated by the Company and its Subsidiaries, and (ii) all applicable Laws governing Sensitive Data and Data Handling, including without limitation the privacy, security, and protection of such data, the conduct of any telemarketing, user tracking, retargeting, cookie-setting and other digital or direct marketing activities, together with any applicable codes of conduct and contractual obligations (“Information Privacy Laws”). Since December 31, 2019, (x) neither the Company nor its Subsidiaries has been charged with a violation of any Information Privacy Laws or any of the Company’s or its Subsidiaries’ own privacy policies or (y) received written notice or, to the Company’s Knowledge, verbal notice, of any claim that the Company or its Subsidiaries have violated any Information Privacy Laws or any of the Company’s or its Subsidiaries’ own privacy policies. Since December 31, 2019, to the Company’s Knowledge, there has not been any compromise or unauthorized disclosure of any Sensitive Data and Data Handling (including without limitation by any third parties processing Sensitive Data on the Company’s or its Subsidiaries’ behalf). No claim or investigation is pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries with respect to any violation by the Company and its Subsidiaries of any Information Privacy Laws. The transactions contemplated by this Agreement will not result in any liabilities in connection with any data security requirements and Information Privacy Laws. The Company and its Subsidiaries have taken commercially reasonable steps to protect Sensitive Data collected by the Company and its Subsidiaries against loss and against unauthorized access, use, modification, disclosure, or other misuse, whether or not required by Information Privacy Laws, including without limitation by implementation of a commercially reasonable written information security program designed to (i) reasonably identify internal and external risks to the security of confidential information included in the Intellectual Property used or held for use by the Company and its Subsidiaries, including Sensitive Data collected by the Company and its Subsidiaries; (ii) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintain notification procedures in material compliance with applicable Laws in the case of any breach of security comprising Sensitive Data. The Company and its Subsidiaries are, and since December 31, 2019, have been, in material compliance with the foregoing security plan. Further, the Company and its Subsidiaries and their respective Representatives, and, to the Company’s Knowledge, their independent contractors, subcontractors and suppliers and the services they provide (including the software, systems, servers, computers and related equipment used to provide the services) are, and since December 31, 2019, have been, in material compliance with the requirements of any agreement with processors of Payment Card Data and the Payment Card Industry Data Security Standards (including the payment application data security standards) as amended, updated, superseded or replaced from time to time by the PCI Security Standards Counsel (the “PCI Standards”), including with respect to the collection, storage, retention, processing, usage, transmission and destruction of Payment Card Data. Payment Card Data is only used by such persons for assisting in completing a card transaction, for fraud control services, or as otherwise specifically permitted in writing by a duly authorized Representative of the owner of such Payment Card Data. The Company and its Subsidiaries maintain appropriate business continuity procedures and systems to ensure the security of Payment Card Data in the event of a disruption, disaster or failure of any primary data systems that involve a risk to Payment Card Data.

(j)                 The Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to all data pertaining to the Company and Subsidiaries’ Business, including all Intellectual Property rights embodied in or associated with the underlying data, or (ii) have valid legal rights to use the data as currently and previously used by the Company and its Subsidiaries and the Business.

(k)               The Company and its Subsidiaries have taken all commercially reasonable actions to protect and maintain all of the Owned Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Company and its Subsidiaries, and the Company and its Subsidiaries have not disclosed any confidential Owned Intellectual Property that is material to the Business (including the source code associated therewith) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. No Company nor Subsidiary is in breach of any obligations or undertakings of confidentiality which it owes to any third party in the conduct of Business.

(l)                 All use by the Company and its Subsidiaries of any social media or social networking website or online service, blog or microblog, mobile application, photo, video or content-sharing website, virtual world, rating or review website, collaborative content website or online forum, operated on behalf of or in connection with the Business of the Company or its Subsidiaries (collectively, “Social Media Accounts”) complies with, in all material respects, (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (ii) applicable Law. The Company or its Subsidiaries solely and exclusively owns and controls, or has the right to use all Social Media Accounts and all associated profiles, pages, feeds, content, and postings.

(m)             The Company and each of its Subsidiaries owns or has a valid right to access and use (subject to any applicable license agreements) all computer systems, programs, networks, hardware, Software, software engines, database, operating systems, websites, website content and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Company or any of its Subsidiaries (the “Company IT Systems”). The Company IT Systems that are currently used by the Company constitute all the information and communications technology reasonably necessary to carry on the business of the Company as currently being conducted in all material respects. The Company and each of its Subsidiaries has implemented firewall protections, implemented virus scans and taken reasonable steps in accordance with industry standards to secure the Company IT Systems from unauthorized access or use by any Person and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data. Except as set forth on Section 4.13(m) of the Company Disclosure Schedules, to the Company’s Knowledge, during the last three (3) years there: (i) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems; (ii) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects; and (iii) has been no material unplanned downtime or service interruption with respect to any Company IT Systems.

Section 4.14        Insurance. Section 4.14(a) of the Company Disclosure Schedules sets forth a list, of each material insurance policy currently in effect to which the Company or its Subsidiaries is a party or a named insured (the “Company Insurance Policies”), together with the carriers for each such policy. With respect to each Company Insurance Policy, except as set forth on Section 4.14(b) of the Company Disclosure Schedules: (i) such policy is in full force and effect, (ii) such policy is valid and binding; (iii) all premiums with respect thereto covering all current periods have been paid to the extent due; (iv) no written notice of cancellation has been received by the Company or its Subsidiaries with respect to such policy; and (v) no claim currently is pending under any such policy with an insolvent carrier. The types and amounts of coverage provided by the Company’s Insurance Policies are usual and customary in the industry of the Business. Except as set forth on Section 4.14(c) of the Company Disclosure Schedules, since December 31, 2018, (A) neither the Company nor its Subsidiaries has suffered an actual or, to the Company’s Knowledge, threatened cancellation, termination, reduction of coverage or material premium increases of any insurance policy relating to the Business, other than premium increases generally affecting other companies in the industry in which the Company and its Subsidiaries operate, (B) no insurer has, denied the coverage of any claim pending under any of the Company Insurance Policies, and (C) there are no material insurable losses under Company Insurance Policies for which the Company or its Subsidiaries have failed to give timely notice.

Section 4.15        Real Property.

(a)               Neither the Company nor its Subsidiaries owns or has owned, any real property.

(b)               Section 4.15(b) of the Company Disclosure Schedules contains a true and complete list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property”). The Company and its Subsidiaries have made available to Buyer a true and complete copy of each such written Real Property Lease, and in the case of any oral Real Property Lease, a brief written summary of the material terms of such oral Real Property Lease. Except as set forth in Section 4.15(b) of the Company Disclosure Schedules with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Bankruptcy and Equity Exceptions; (ii) neither the Company nor its Subsidiaries are in material breach or default under such Real Property Lease, and to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default; and (iii) to the Company’s Knowledge, the counterparty to such Real Property Lease is not in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default.

(c)               The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with the Business. To the Company’s Knowledge, no portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Section 4.15(c) of the Company Disclosure Schedules, there are no Contracts to which the Company or its Subsidiaries are a party granting to any third party the right of use or occupancy of any portion of the parcels of the Leased Real Property. To the Company’s Knowledge, the improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

(d)               To the Company’s Knowledge, there are no outstanding third party options, rights of first offer or rights of first refusal to purchase the Leased Real Property or any portion thereof or interest therein.

(e)               Neither the Company nor any of its Subsidiaries has assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such Real Property Lease and each such Real Property Lease is free of all Liens other than Permitted Liens.

Section 4.16        Employees.

(a)               Except as set forth on Section 4.16(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act (collectively “Employment Laws”) and is not engaged in any unfair labor practice. Except as set forth on Section 4.16(a) of the Company Disclosure Schedules, there are no pending material claims against the Company or its Subsidiaries under any workers’ compensation plan or policy or for long term disability other than such claims incurred in the Ordinary Course.

(b)               Except as set forth on Section 4.16(b) of the Company Disclosure Schedules, there are no Suits pending or, to Company’s Knowledge, threatened, between the Company or its Subsidiaries on the one hand, and any current or former employees of the Company or its Subsidiaries, on the other hand alleging that the Company or its Subsidiaries have violated any Employment Law in any material respect or engaged in any unfair labor practice.

(c)               Neither the Company nor its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is obligated to bargain with any labor organization, nor to the Company’s Knowledge are there any activities or proceedings of any labor union to organize any of the employees of the Company or its Subsidiaries. There is no unfair labor practice complaint pending or, to Company’s Knowledge, threatened against the Company or its Subsidiaries before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Entity. There is no labor strike, slowdown, lockout, or work stoppage, concerted refusal to work, or other similar labor disruption or dispute currently pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries.

(d)               As of immediately prior to the Closing, neither the Company nor any of its Subsidiaries has incurred any unsatisfied liability under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state or local Law.

(e)               Except as set forth on Section 4.16(e) of the Company Disclosure Schedules, in the last three years neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment or discrimination by any of their current or former directors, officers or employees.

(f)                Except as set forth on Section 4.16(f) of the Company Disclosure Schedules, since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any material action with respect to any employees of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs, temporary layoffs, or material changes to compensation, benefits or working schedules or (ii) experienced any material employment-related liability, in each case other than in compliance with applicable Laws. The Company and its Subsidiaries are, and have at all times since January 1, 2020 been, in material compliance with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate.

(g)               Section 4.16(g) of the Company Disclosure Schedules sets forth for each Employee, such Employee’s (i) name, (ii) annual base salary or hourly wage rate, (iii) title, and (iv) work location, (v) status as exempt or non-exempt, (vi) hire date, and (vii) commission, bonus, or other incentive-based compensation. Section 4.16(g) of the Company Disclosure Schedules separately sets forth, for each independent contractor of the Company or its Subsidiaries, such individual’s name, retention date, and rate of compensation.

Section 4.17        Benefit Matters.

(a)               Benefit Plans Generally. Section 4.17(a) of the Company Disclosure Schedules contains a true and complete list of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Buyer true, correct, and complete copies of each of the following, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the current plan document, agreement, or other document governing the Benefit Plan, together with all amendments, since the last restatement of the Benefit Plan; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any current summary plan descriptions, summaries of material modifications, employee handbooks, plan summaries, and any other written communications relating to the current form of any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the IRS; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; (ix) Forms 1094-C, Transmittal of Employer-Provided Health Insurance Offer and Coverage Information Returns, and Forms 1095-C, Employer-Provided Health Insurance Offer and Coverage, for the three most recently completed calendar years; (x) copies of all material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity relating to the Benefit Plan within the past three years; and (xi) any other Benefit Plan related documents reasonably requested by Buyer.

(b)               Multiemployer Plans. Neither the Company nor any of its ERISA Affiliates are a participant in or has ever maintained, established, contributed to, or been obligated to contribute to, or has any actual or contingent liability under, any plan that is (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)               Pension Plans. Neither the Company nor any of its ERISA Affiliates are a participant in or has ever maintained, established, contributed to, or been obligated to contribute to, or has any unsatisfied actual or contingent liability with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430, or 4971 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its ERISA Affiliates or their respective predecessors with respect to any Benefit Plan that has not been satisfied in full.

(d)               Qualified Plans. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received or may rely upon an unexpired determination letter or opinion letter from the Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified.

(e)               Compliance. Except as set forth on Section 4.17(e) of the Company Disclosure Schedules each Benefit Plan and any related trust or other funding vehicle has been established, administered, and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code, as applicable.

(f)                Contributions. Except as set forth on Section 4.17(f) of the Company Disclosure Schedules, the Company and its Subsidiaries have made or properly accrued in accordance with GAAP all payments, benefits, premiums, and contributions relating to all Benefit Plans on a timely basis in material compliance with the terms of each such Benefit Plan (and any insurance Contract funding such plan) and any applicable Law.

(g)               Prohibited Transactions. Except as set forth on Section 4.17(g) of the Company Disclosure Schedules, (i) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan; (ii) neither the Company nor its Subsidiaries has or may have any material Tax liability under Section 4975 or 4976 of the Code or any material liability for a civil penalty under Section 409 or 502(i) of ERISA; and (iii) no Benefit Plan, nor any trust or other funding vehicle which serves as a funding medium for any such Benefit Plan is, to the Company’s Knowledge, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court.

(h)               Payments. There are no Suits or claims (other than routine claims for benefits in the Ordinary Course) pending or, to the Company’s Knowledge, currently threatened with respect to any Benefit Plan. No Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(i)                 Post-Retirement Benefits. Except as set forth on Section 4.17(i) of the Company Disclosure Schedules, no Benefit Plan provides post-termination medical benefits, post-termination death benefits or other post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has or may have any liability to provide post-termination welfare benefits to any individual or has ever represented, promised, or contracted to any individual that such individual would be provided with post-termination welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA or any other similar applicable Law.

(j)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company nor its Subsidiaries have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k)               Nothing has occurred with respect to any Benefit Plan that has subjected, or reasonably could be expected to subject, the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to excise taxes or penalties under Section 4980H of the Code. The Company and each of its ERISA Affiliates has complied in all material respects with the reporting and disclosure requirements under Sections 6055 and 6056 of the Code for all calendar years beginning on or after January 1, 2015.

(l)                 Except as set forth in Section 4.17(l) of the Company Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company or any of its Subsidiaries, or any of their respective beneficiaries, to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due from the Company or any of its Subsidiaries to any such individual; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(m)             Neither the Company nor any of its Subsidiaries has a commitment or obligation or has made any representations to any current or former employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(n)               There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year other than on a de minimis basis.

(o)               Each Benefit Plan can be amended, terminated, or otherwise discontinued immediately after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, or any of their Affiliates, other than ordinary administrative expenses typically occurred in a termination event.

Section 4.18        Environmental Matters.

(a)               Except as set forth on Section 4.18 of the Company Disclosure Schedules, the Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Environmental Laws. Neither the Company nor its Subsidiaries has received, in the past three (3) years, any written notice with respect to the Business or any Leased Real Property from any Governmental Entity or other third party alleging the Company or its Subsidiaries are not in compliance with or has liability under any applicable Environmental Law.

(b)               The Company and its Subsidiaries have obtained all material Permits and other authorizations which are required under applicable Environmental Laws in connection with the Business.

(c)               There are no actions, Suits pending or, to the Company’s Knowledge, threatened by any Governmental Entity, or other Person, against the Company or its Subsidiaries relating to environmental protection, compliance with or liability under applicable Environmental Laws, or the condition of the Leased Real Property.

(d)               Except as would not reasonably be expected to result in material liability to the Company, there has been no release of Hazardous Materials by the Company or its Subsidiaries on, in, at, from or about any real property or, to the Company’s Knowledge, by any third party on, in, at, from or about any of the Leased Real Property or, to the Company’s Knowledge, any property to which the Company or any agent thereof has transported or sent (including through arrangements for disposal) any Hazardous Materials for disposal.

(e)               No Lien has arisen or is, to the Company’s Knowledge, threatened on or against the Business or the assets of the Company and its Subsidiaries under or as a result of any breaches or violations of Environmental Laws.

(f)                The Company has made available to Buyer all audits and other reports or assessments pertaining to compliance with or liability under Environmental Law and all “Phase I,” “Phase II” or other environmental reports in its possession, addressing every location owned, operated or leased by the Company, its Subsidiaries or the Business or at which any of the foregoing actually, potentially or allegedly may have liability under any Environmental Law.

Section 4.19        Taxes. Except as set forth in Section 4.19 of the Company Disclosure Schedule:

(a)               All Income Tax Returns and other material Tax Returns required to be filed by the Company and its Subsidiaries have been timely and duly filed (taking into account any valid extensions) with the appropriate taxing authorities. All such Tax Returns are true, complete, and correct in all material respects. The Company and its Subsidiaries have paid all material Taxes (whether or not shown as payable on any Tax Return).

(b)               The Company and its Subsidiaries have withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid over prior to Closing in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, nonresident or other third party.

(c)               Since December 31, 2017, no claim has ever been made to the Company or its Subsidiaries in writing by a Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(d)               There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(e)               (i) No audit, litigation, or other proceeding or examination with respect to Taxes or a Tax Return by a Governmental Entity is pending against the Company or its Subsidiaries and (ii) the Company and its Subsidiaries have not been notified in writing by a Governmental Entity of any threatened audit or other examination in respect of Taxes.

(f)                The Company and its Subsidiaries have not requested or granted any consent to extend any statute of limitations with respect to Taxes, which extension currently remains in effect.

(g)               Neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated group filing a consolidated Tax Return other than a group the common parent of which was the Company or (ii) has any liabilities for Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any analogous provisions of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(h)               Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the sharing or allocation of Tax liabilities between or among Persons (excluding any (i) customary commercial financing agreements or (ii) agreements entered into with one or more third-parties in the Ordinary Course the primary purpose of which does not relate to Taxes).

(i)                 Neither the Company nor any of its Subsidiaries has (i) claimed any “employee retention credits” pursuant to Section 2301 of the CARES Act or (ii) deferred any payroll and employment Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65 or any corresponding or similar provisions of state, local or non-U.S. Law.

(j)                 The Company is and has been at all times since the date of its formation properly classified as a partnership for U.S. federal income tax purposes. Each Subsidiary of the Company is, and has been at all times since the date of its formation, properly classified as a disregarded entity for U.S. federal income tax purposes.

(k)               Neither the Company nor any of its Subsidiaries has, at any time, engaged in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 4.20        Brokers. Except as set forth on Section 4.20 of the Company Disclosure Schedules, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.21        Affiliate Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedules and except for employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made, in each case, in the Ordinary Course, no officer, manager, employee or member of the Company or its Subsidiaries, nor, to the Company’s Knowledge, any member of the immediate family of any such individual or any entity in which any such Person or individual owns any beneficial interest (other than as the owner of less than one percent (1%) of the stock or other Equity Securities of a publicly traded entity): (i) is, or within the last three (3) years has been, a party to any Contract with the Company or its Subsidiaries or any Major Customer or Major Supplier; (ii) has any direct or indirect ownership interest in any material assets, property or rights (tangible or intangible) used by the Company and its Subsidiaries in the Business; (iii) has borrowed money from or loaned money to the Company or its Subsidiaries; or (iv) owns, leases, or has any economic or other right, license, title or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of the business of the Company as currently conducted.

Section 4.22        Customers and Suppliers.

(a)               Section 4.22(a) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) largest customers (aggregated to include affiliated and related customers) of the Company and its Subsidiaries on an aggregate basis (based on dollar volume of gross sales to such customers) for the fiscal year ended December 31, 2021 or the six (6)-month period ended on June 30, 2022 (each, a “Major Customer”). No Major Customer has communicated to the Company or its Subsidiaries in writing, or to the Company’s Knowledge, verbally, a present intention to terminate, cancel or materially and adversely modify its historical volume of purchases from the Company and its Subsidiaries, whether now or in the future, and there is not pending or, to the Company’s Knowledge, threatened any material dispute with any Major Customer, other than markdown, charge back or similar negotiations in the Ordinary Course.

(b)               Section 4.22(b) of the Company Disclosure Schedules sets forth a true and complete list of the suppliers of the Company and its Subsidiaries on an aggregate basis (based on dollar volume of gross purchases from such suppliers) that represent gross purchases in excess of Five Hundred Thousand Dollars ($500,000) on an annualized basis, for the fiscal year ended December 31, 2021 or the six (6)-month period ended on June 30, 2022 (each, a “Major Supplier”). No Major Supplier has communicated to the Company or its Subsidiaries in writing, or to the Company’s Knowledge, verbally, a present intention to terminate, cancel or materially and adversely modify its present volume of sales to the Company and its Subsidiaries, whether now or in the future, and there is not pending or, to the Company’s Knowledge, threatened any material dispute with any Major Supplier.

Section 4.23        Product Recalls/Warranty.

(a)               The Company has made available to the Buyer accurate and complete copies of all written warranties currently in effect covering the respective products and services of the Company and its Subsidiaries.

(b)               Since December 31, 2018, (i) none of the products of the Company or its Subsidiaries have been subject to an involuntary recall by a Governmental Entity, (ii) none of the products of the Company or its Subsidiaries has been subject to a voluntary recall, and (iii) there have not been any claims pending or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries for any product returns (other than for convenience in the Ordinary Course), product liability or warranty obligations relating to the Company’s or its Subsidiaries’ products from any particular customer or with respect to any particular product of more than Fifty Thousand Dollars ($50,000), other than markdown, charge back or similar negotiations with certain customers in the Ordinary Course. Each of the Company’s and its Subsidiaries’ products has been produced, distributed and sold in compliance in all material respects with applicable Laws.

(c)               During the last twelve (12) months, none of the Company’s or its Subsidiaries’ products or raw materials used in the manufacture of the Company’s or its Subsidiaries’ products have been sourced from or originate in the Xinjiang Uygur Autonomous Region.

Section 4.24        No Implied Representations. Except for the representations and warranties contained in Article III and Article IV of this Agreement (including the Company Disclosure Schedules), none of the Sellers, the Company, any of its Subsidiaries, any of their respective Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to each Seller, the Company, any of its Subsidiaries, or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Company, any of its Subsidiaries or made available to Buyer and its Representatives in any “data rooms,” (including Information Memorandum) “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Each Seller hereby disclaims any such representations or warranties, and Buyer hereby disclaims any reliance upon any such representations, warranties or Information Memorandum and acknowledges and agrees that, other than as set forth herein, none of Sellers, the Company, any of its Subsidiaries, any of their respective Representatives, or any other Person, shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer of, or Buyer’s use or reliance on, any such evaluation material.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Company as follows, as of the date hereof and as of the Closing Date (except for matters represented and warranted as of a specified date which shall be made as of such specified date):

Section 5.1            Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia.

Section 5.2            Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement or any Ancillary Document to which it is a party and to the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further action is required on the part of the Buyer to authorize the Agreement and any Ancillary Documents to which the Buyer is a party and the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Document to which it is a party will be at or prior to Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

Section 5.3            Governmental Authorizations. Assuming the receipt of all Regulatory Approvals, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other Person is required to be made or obtained in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.4            Non-contravention. Assuming the receipt of all Regulatory Approvals, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) violate the Organizational Documents of Buyer; (b) violate any Law applicable to Buyer; or (c) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled, under any Contract to which Buyer is a party, except for such violations, defaults or impositions that would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.5            Suits. There are no material Suits pending or, to the knowledge of Buyer, threatened against Buyer that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or which would adversely affect Buyer’s performance under this Agreement or any Ancillary Document to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.6            Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.7            Investment Representations. Buyer is acquiring the Units for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). Buyer has been afforded full access to the Books and Records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries to its satisfaction.

Section 5.8            Sufficiency of Funds. Buyer has, and on the Closing Date will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the ability of Buyer to consummate the transactions contemplated hereby is not contingent on Buyer’s ability to complete any public offering or private placement of debt or Equity Securities or to obtain any other type of financing prior to the Closing Date.

Section 5.9            Buyer Investigation; Non Reliance. In connection with its decision to enter into this Agreement and the transactions contemplated hereby, Buyer and/or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and its Subsidiaries as desired by Buyer. The purchase of the Units by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, the Company, its Subsidiaries, the Sellers or any of their respective Affiliates, owners, managers, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV and qualified by the Company Disclosure Schedules, and Buyer acknowledges that the Sellers, the Company and its Subsidiaries expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment, and assessment of the present and potential value and earning power of the Company and its Subsidiaries, as well as those representations and warranties by the Sellers and the Company, as applicable, specifically and expressly set forth in Article III and Article IV and qualified by the Company Disclosure Schedules. Buyer acknowledges that neither the Sellers, the Company nor the Company’s Subsidiaries has made any representations or warranties regarding the probable success or profitability of the Company, the Company’s Subsidiaries or the Business and that Buyer is not relying on any representations or warranties of the Sellers, the Company or the Company’s Subsidiaries, except as set forth in Article III and Article IV. Buyer further acknowledges and agrees that none of the Sellers, the Company or its Subsidiaries nor, any of their respective Affiliates or any owners, managers, employees or Representatives of any of the foregoing has been authorized to make, has made or will be deemed to have made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or the Business or the Company’s or its Subsidiaries’ assets, or the transactions contemplated hereby except as specifically and expressly set forth in Article III and Article IV and qualified by the Company Disclosure Schedules. In connection with Buyer’s and its Affiliates’ investigation of the Company and its Subsidiaries, Buyer and its Affiliates have received from or on behalf of the Company and its Subsidiaries certain projections, including projected statements of operating revenues and income from operations of the Business, the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans; (x) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projection and forecasts; (y) Buyer and its Affiliates are familiar with such uncertainties; and (z) Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), none of Sellers or the Company is making any representations or warranty with respect to such projections or forecasts and Buyer and its Affiliates shall have no claim against the Sellers, the Company, its Subsidiaries, or any of their respective Affiliates or any Representatives of any of the foregoing or any other Person with respect thereto, except with respect to representations and warranties set forth in Article III and Article IV. Nothing in this Section 5.9 shall limit Buyer’s ability to claim Fraud.

Section 5.10        No Implied Representations. Except for the representations and warranties contained in this Article V of this Agreement none of Buyer, nor any of its Subsidiaries, any of their respective Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Sellers, express or implied, at law or in equity, with respect to Buyer or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding Buyer or made available to Sellers and their Representatives in expectation of, or in connection with, the transactions contemplated by this Agreement. Buyer hereby disclaims any such representations or warranties, and each Seller hereby disclaims any reliance upon any such representations or warranties and acknowledges and agrees that none of Buyer, any of its Subsidiaries, any of their respective Representatives, or any other Person, shall have or be subject to any liability to Sellers or any other Person resulting from the distribution to Sellers of, or Sellers’ use or reliance on, any such evaluation material.

Article VI
COVENANTS OF THE COMPANY AND SELLERS

Section 6.1            Release. In consideration for the agreements and covenants of the Buyer set forth in this Agreement, each Seller, on behalf of itself and each of its Affiliates, knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue, the Buyer, the Company or their respective Subsidiaries, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former Representatives for or with respect to, any and all Actions and Liabilities that such Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever relating to the Units or the Company and its Subsidiaries from the beginning of time to the Closing Date; provided, however, that such release will not cover any claims against the Buyer arising under this Agreement or any Transaction Document.

Article VII
COVENANTS OF BUYER

Section 7.1            Access to Books and Records. Buyer shall (and shall cause the Company to) maintain until the sixth (6th) anniversary of the Closing Date all Books and Records relating to the Company or its Subsidiaries or their respective assets or liabilities prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide the Sellers’ Representative and its Representatives with access, upon prior reasonable written request, during regular business hours, to the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of the members of the Company and its Subsidiaries prior to the Closing, and the Sellers’ Representative and its Representatives shall have the right to make copies of such Books and Records at the Sellers’ sole cost and expense; provided, that Buyer shall not be obligated to provide access where such access (i) would reasonably be expected to (a) waive any privilege applicable to such information, or (ii) is requested in connection with an actual dispute with Buyer. Notwithstanding the foregoing sentence, Buyer and Sellers’ Representatives shall use reasonable efforts to implement safeguards to preserve such privilege and obligations of Buyer including without limitation requiring Sellers’ Representative to execute a customary non-disclosure agreement in the form reasonably acceptable to both the Buyer and Sellers’ Representative, in which case, Buyer shall provide access.

Section 7.2            Indemnification; Directors and Officers Insurance.

(a)               For a period of not less than six (6) years from and after the Closing Date, Buyer shall not, and shall not permit the Company and its Subsidiaries to amend, repeal or otherwise modify any provision the Organizational Documents of the Company and its Subsidiaries in any manner which results in reduced rights to indemnification, advancement of expenses and exculpation of directors, managers and officers of the Company and its Subsidiaries (each, a “Covered Party”) with respect to pre-Closing periods than are currently set forth in such Organizational Documents. Any indemnification agreements with Covered Parties in existence on the date of this Agreement and set forth on Section 7.2 of the Company Disclosure Schedules shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.

(b)               On the Closing Date, the Company, at the expense of Sellers, shall obtain a prepaid, non-cancelable run-off insurance policy for directors’, managers’ and officers’ liability from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies (with no denigration of Side B or Side C coverage), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of a member of the Company or its Subsidiaries, as applicable, on or prior to the Closing Date (the “D&O Insurance”). The cost of the premium for such policy shall be paid by Sellers as a Transaction Expense. Notwithstanding anything in this Agreement to the contrary, any indemnification obligations required pursuant to this Section 7.2 or the Company’s or any of its Subsidiaries’ Organizational Documents shall be limited to amounts recoverable under the D&O Insurance purchased in accordance with Section 7.2(b).

(c)               Notwithstanding anything in this Agreement to the contrary, if any Suit or investigation (whether arising before, at or after the Closing Date) is made against any individual who was a manager, officer or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 7.2 shall continue in effect until the final disposition of such Suit or investigation.

(d)               In the event Buyer or the Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.2. The provisions of this Section 7.2 shall survive the Closing and are intended to be for the benefit of, and enforceable by each current manager and officer or similar functionary of the Company or its Subsidiaries and his or her heirs and personal representatives. The obligations under this Section 7.2 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 7.2 applies without the consent of such affected indemnitee or exculpee.

Section 7.3            R&W Policy. Buyer and its Affiliates shall not amend, waive or otherwise modify the R&W Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Suit against Seller or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud.

Section 7.4            Post-Closing Employment.

(a)               During the twelve (12)-month period following the Closing, Buyer shall take, and shall cause the Company and its Subsidiaries to take, all actions required so that each individual who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing (including employees on vacation, leave of absence, or short or long-term disability) and who continue their employment with the Company or any of its Subsidiaries following the Closing (each, a “Post-Transaction Employee”) receives base compensation, bonus opportunities and benefits (excluding any equity based compensation, bonus or benefits) that, in the aggregate, are no less favorable than that provided immediately prior to the Closing.

(b)               From and after the Closing, Buyer shall cause the Company and its Subsidiaries to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company and/or any of its Subsidiaries is a party with respect to the Post-Transaction Employees, in the same manner and to the same extent that the Company and its Subsidiaries would be required to honor and perform under such agreements as of immediately prior to the Closing; provided, nothing contained herein shall be deemed to prevent Buyer from making or causing amendments to, or terminations of, any such compensation and benefit plans, arrangements or agreements.

(c)               Buyer shall take, and shall cause the Company and its Subsidiaries to take, all actions required so that all Post-Transaction Employees shall receive service credit for all purposes under any employee benefit plans and arrangements in which they participate following the Closing. To the extent that Buyer, the Company or any of its Subsidiaries modifies any coverage or benefit plans under which the Post-Transaction Employees participate, Buyer, the Company or the applicable Subsidiary shall, subject to the approval of any applicable insurance carrier, waive any applicable pre-existing conditions requirements and, to the extent permitted and practicable under the group health and welfare plans, shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. Buyer shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).

(d)               To the extent any post-Closing action of Buyer or the Company and its Subsidiaries would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law. Buyer shall, and shall cause the Company and its Subsidiaries to, comply with any notice or filing requirements under the WARN Act and any similar state or local Law occurring on or after the Closing.

(e)               This Section 7.4 shall survive the Closing, and shall be binding on all successors and assigns of Buyer, the Company and its Subsidiaries. Nothing in this Section 7.4, shall be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement, and nothing herein shall be deemed to be an adoption of, or an amendment to, any employee benefit plan of the Company or any of its Subsidiaries, Buyer or any of their respective Affiliates. Nothing in this Section 7.4 shall be deemed to limit the right of Buyer or the Company or any of their Subsidiaries to terminate the employment of any employee at any time.

Section 7.5            Letters of Credit. With respect to any cash collateralized Letters of Credit as of the Closing, the Parties agree that (a) such cash collateral shall remain in place for the benefit of the Company or its Subsidiaries for a period not to exceed forty-five (45) days (“Cash Collateral Holding Period”), (b) such cash collateral shall not be included in the calculation of Closing Cash, and (c) such cash shall be released to, or an equivalent amount paid to, the Sellers’ Representative on or prior to the expiration of the Cash Collateral Holding Period.

Article VIII
COVENANTS OF THE PARTIES

Section 8.1            Public Announcements; Confidentiality.

(a)               Neither Buyer nor Sellers shall, nor shall any of their respective Affiliates, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law (in the reasonable opinion of counsel) or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In the case of any announcement of the transaction required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, the Party required to make the release, announcement or statement shall, to the extent practicable, allow the other Party reasonable time to review and comment on such release, announcement or statement prior to publication and which comments will be considered in good faith by the Party making such issuance in advance of such issuance, provided, however, that Sellers shall be entitled to communicate with such Seller’s investors and such Seller’s Affiliates’ investors relating to this Agreement and the transactions contemplated herein.

(b)               Each of the Parties hereto hereby agrees that the information pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.

Section 8.2            Tax Matters.

(a)               Preparation of Tax Returns for Pre-Closing and Straddle Periods.

(i)                 Seller-Prepared Tax Returns. Sellers’ Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all flow-through income Tax Returns of the Company and its Subsidiaries (including IRS Form 1065) with respect to all taxable periods ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period” and each such Tax Return, a “Seller-Prepared Tax Return”). Sellers’ Representative shall provide Buyer with a copy of each Seller-Prepared Tax Return, which shall be prepared in a manner consistent with past practice unless otherwise required by Law or as otherwise contemplated herein (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Seller-Prepared Tax Return. If Buyer objects to any item on any such Seller-Prepared Tax Return, it shall, within ten (10) days after delivery of such Seller-Prepared Tax Return, notify Sellers’ Representative in writing that it so objects, specifying any item(s) to which it objects, and Sellers’ Representative shall consider in good faith any such objection.

(ii)              Buyer-Prepared Tax Returns. Except for Seller-Prepared Tax Returns, Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company and its Subsidiaries (A) for all Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date and (B) for all Tax periods that begin on or before and end after the Closing Date (each such taxable period described in clause (B), a “Straddle Period” and each such Tax Return described in clause (A) or (B), a “Buyer-Prepared Tax Return”). All Buyer-Prepared Tax Returns will be prepared in a manner consistent with past practice of the Company and its Subsidiaries (and their predecessors) unless otherwise required by applicable Law.

(1)               At least thirty (30) calendar days (or ten (10) calendar days in the case of sales Taxes) prior to the date on which any Buyer-Prepared Tax Return is required to be filed (taking into account any valid extensions), Buyer shall submit such Buyer-Prepared Tax Return (together with (A) in the case of a Tax Return for a Straddle Period, a written statement of apportionment of the related Straddle Period Tax liability in accordance with the principles of Section 8.2(b), and (B) any applicable schedules, statements, and, to the extent requested by Sellers’ Representative, supporting documentation) to Sellers’ Representative for Sellers’ Representative’s review and comment. Sellers’ Representative shall provide written notice to Buyer of any disagreement with any items in such Buyer-Prepared Tax Return within ten (10) calendar days following the receipt of such Buyer-Prepared Tax Return. If Sellers’ Representative fails to provide notice of disagreement, such Buyer-Prepared Tax Return will become final and binding upon the parties hereto, and Buyer shall timely and properly file such Buyer-Prepared Tax Return.

(2)               If Sellers’ Representative delivers a timely notice of disagreement with respect to any Buyer-Prepared Tax Return, then Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to resolve any dispute regarding any Buyer-Prepared Tax Return within five (5) calendar days after Sellers’ Representative delivers its notice of disagreement, then the dispute will be finally and conclusively resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.4(e).

(b)               Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as relating to the portion of such Straddle Period ending on the Closing Date will be:

(i)                 in the case of Taxes that are either (A) based upon, or related to, income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable if the taxable period ended on the Closing Date based on an interim closing of the books, provided, however, that exemptions, allowances and deductions that are calculated on an annual basis will be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion of the Straddle Period; and

(ii)              in the case of Taxes other than those described in clause (i) above, the amount of such Taxes for the entire period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period prior to and including the Closing Date and (B) the denominator of which is the total number of days in the entire taxable period. Taxes related to a Straddle Period that do not relate to the portion of such Straddle Period ending on the Closing Date (determined in the manner described above) will be considered Post-Closing Taxes for purposes of this Agreement.

(c)               Tax Refunds. Any Tax refund (or credit for overpayment of Taxes in lieu of a refund) of the Company and/or any of its Subsidiaries for any Pre-Closing Tax Period (including any refund or credit attributable to the excess of any estimated Taxes paid with respect to any Pre-Closing Tax Period over actual Tax liabilities) will be for the account of Sellers. Any refund (or credit for overpayment of Taxes in lieu of a refund) of Taxes of the Company and its Subsidiaries for any Straddle Period will be economically apportioned between Sellers and Buyer based on the principles of Section 8.2(b). Buyer shall pay to the Sellers’ Representative (for the benefit of Sellers, in accordance with Sellers’ applicable percentages) the amount of any Tax refund (or credit for overpayment of Taxes in lieu of a refund) to which Sellers are entitled pursuant to this Section 8.2(c) within fifteen (15) days after the earlier of the receipt thereof, the entitlement thereto, or the application of such amount against another Tax liability, in each case, net of any reasonable out-of-pocket expenses incurred by Buyer in obtaining such refund (or credit) and excluding any refund (or credit) taken into account in the Final Purchase Price. At Sellers’ Representative’s request and at Sellers’ expense, Buyer shall use commercially reasonable efforts to prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund or credit, amended Tax Return, or other Tax Return required to obtain any Tax refund (or credit) to which Sellers are entitled pursuant to this Section 8.2(c).

(d)               Push-Out Election. Notwithstanding anything to the contrary, if an imputed underpayment is imposed with respect to the Company for any Pre-Closing Tax Period, the Parties agree to the application of Section 6226(a) of the Code with respect to such imputed underpayment, which, for the avoidance of doubt, shall include the timely making of a “push-out” election pursuant to Section 6226(a) of the Code for any federal Income Tax Return relating to Pre-Closing Tax Periods, the timely filing or furnishing of all required reports and statements, and the taking of any other action, required by Section 6226(a) of the Code and the Treasury Regulations promulgated thereunder, to push out the Tax adjustments or imputed underpayment to members and former members of the Company to whom such imputed underpayment relates.

(e)               Tax Contests.

(i)                 Tax Contest Notice. After the Closing, Buyer shall notify Sellers’ Representative in writing within fifteen (15) days of receiving any proposed claim, assessment, deficiency, review, examination or commencement of any Tax audit, examination or administrative or judicial proceeding and of any Tax demand or claim (a “Tax Contest”) that either relates to a Pre-Closing Tax Period, a Straddle Period or any other Tax Contest for which Sellers may be liable for Taxes (whether pursuant to indemnification under this Agreement or otherwise). Such notice will contain factual information describing the asserted Tax Contest in reasonable detail and will include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability.

(ii)              Pre-Closing Tax Contests. In the case of (i) a Tax Contest that relates to a Seller-Prepared Tax Return or (ii) any other Tax Contest that relates primarily to a Pre-Closing Tax Period (limited in the case of clause (ii) to Tax Contests that could reasonably be expected to result in a liability of any Seller for Taxes), Sellers’ Representative will have the right to elect to control the conduct of the Tax Contest.

(1)               To the extent Sellers’ Representative elects to control such Tax Contest, Sellers’ Representative shall within fifteen (15) days of receipt of the notice of asserted Tax liability notify Buyer of its intent to do so, and Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate, at Sellers’ expense, in each phase of such Tax Contest.

(2)               If Sellers’ Representative elects not to control such Tax Contest, then Buyer may assume control of such Tax Contest.

(3)               With respect to any Tax Contest controlled by Buyer, (A) Buyer shall keep Sellers’ Representative reasonably informed on a timely basis regarding the progress and substantive aspects of any Tax Contest, including providing Sellers’ Representative with all written materials relating to such Tax proceeding submitted to and received from any Governmental Entity; (B) Sellers’ Representative shall be entitled to participate in any Tax Contest at Sellers’ expense, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest and attending any conferences relating to any Tax Contest; and (C) neither Buyer, the Company, nor any of their Affiliates shall compromise, settle, or abandon any such Tax Contest if such action could reasonably be expected to have an adverse effect on Sellers or any of their Affiliates without obtaining Sellers’ Representative’s prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned) unless Buyer has agreed to indemnify Sellers against any such increased Tax liability.

(4)               With respect to any such Tax Contest controlled by the Sellers’ Representative, (A) Sellers’ Representative shall keep Buyer reasonably informed on a timely basis regarding the progress and substantive aspects of any Tax Contest, including providing Buyer with all written materials relating to such Tax proceeding submitted to and received from any Governmental Entity; (B) Buyer shall be entitled to participate in any Tax Contest at Buyer’s expense, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest and attending any conferences relating to any Tax Contest; and (C) neither Sellers’ Representative, the Company, nor any of their Affiliates shall compromise, settle, or abandon any such Tax Contest if such action could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates without obtaining Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned).

(iii)            Post-Closing Tax Contests. In the case of a Tax Contest that relates to a Post-Closing Tax Period, Buyer or its Affiliates will have the sole right, at Buyer’s sole expense, to control the conduct of such Tax Contest, provided, however, that if such Tax Contest could reasonably be expected to have more than a de minimis adverse effect on any Seller or Sellers or any of their Affiliates, then (A) Buyer shall keep Sellers’ Representative reasonably informed on a timely basis regarding such aspects of any such Tax Contest that could adversely affect any Seller, and (B) neither Buyer, the Company, nor any of their Affiliates shall compromise, settle, or abandon any such Tax Contest if such action could reasonably be expected to have more than a de minimis adverse effect on Sellers or any of their Affiliates without obtaining Sellers’ Representative’s prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned) unless Buyer has agreed to indemnify Sellers against such increased Tax liability.

(iv)             Straddle Period Tax Contests. In the case of a Tax Contest that relates to a Straddle Period, the Controlling Party will have the right to control, at its own expense, such Tax Contest; provided, however, that (A) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Contest; (B) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest; (C) the Controlling Party shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest; (D) the Non-controlling Party will be entitled to participate in such Tax Contest, at its own expense, if such Tax Contest could have an adverse impact on the Non-controlling Party or any of its Affiliates; and (E) the Controlling Party shall not settle, compromise, or abandon any such Tax Contest without obtaining the prior written consent of the Non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates. “Controlling Party” will mean whichever of the Sellers or Buyer is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Contest, and “Non-controlling Party” will mean whichever of the Sellers or Buyer is not the Controlling Party with respect to such Straddle Period Tax Contest.

(f)                Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Company) to, (i) except in accordance with Section 8.2(a) or upon Sellers’ Representative’s written request pursuant to Section 8.2(c), file, re-file, supplement, or amend any Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period; (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company or its Subsidiaries that relate to a Pre-Closing Tax Period or a Straddle Period; (iii) take any action after the Closing relating to Taxes or that could create a Tax liability on the Closing Date, including any change in the accounting method (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business; or (iv) make a Tax election for the Company or its Subsidiaries that is effective on or before the Closing Date.

(g)               Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, and Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer and the Sellers’ Representative will cooperate in timely filing all Tax Returns required to be filed with respect to any Transfer Taxes.

(h)               Transaction Tax Deductions. Any Transaction Tax Deductions will, to the maximum extent permitted by Law (applying a “more likely than not” standard), be allocated for Tax reporting purposes to Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, all Transaction Tax Deductions pertaining to the payment of amounts identified in clause (e) of the definition of Transaction Expenses will be allocated to the Pre-Closing Tax Period ending on the Closing Date, and neither Buyer, any of the Sellers, nor any of their respective Affiliates will take any position to the contrary for any Tax purposes. In the event that (a) a Transaction Tax Deduction is either (i) properly reportable for United States federal Income Tax purposes in a Post-Closing Tax Period of the Company or any of its Subsidiaries or (ii) carried over to, or used to reduce taxable income in, a Post-Closing Tax Period, and (b) Buyer, the Company or any of its Subsidiaries realizes a Transaction Tax Benefit from such Transaction Tax Deduction in such Post-Closing Tax Period, Buyer shall, within thirty (30) days after filing any Tax Return for such Post-Closing Tax Period, forward to Sellers their Allocable Percentage of any such Transaction Tax Benefit realized by Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), provided, however, that Buyer’s obligation to pay over Transaction Tax Benefits under this Section 8.2(h) shall apply only to Transaction Tax Benefits realized in the Post-Closing Tax Period of the relevant entity that includes the Closing Date or the immediately succeeding taxable year.

(i)                 Cooperation. Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and the filing of Tax Returns pursuant to this Section 8.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party’s request) provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.3            Additional Documents and Further Assurances.

(a)               Each Party, at the request of any other Party, shall execute and deliver, or cause to be executed and delivered, such other instruments and do and perform, or cause to be done or performed, such other acts and things as are reasonably necessary or desirable for effecting the consummation of the Closing.

(b)               If, after the Closing, a Seller received any funds that are the property of the Buyer or the Company, such Seller shall remit any such funds promptly to the Buyer or the Company, as applicable. If, after the Closing, the Buyer or the Company receives any funds that are the property of a Seller or his, her or its Affiliates, the Buyer or the Company shall remit any such funds promptly to such Seller or such Seller’s Affiliates, as applicable. Without limiting the foregoing, the Buyer agrees to remit to the Sellers’ Representative, within three (3) Business Days of receipt, any and all funds that the Buyer receives after the Closing with respect to any of the Sellers’ or any of their Affiliates’ accounts receivable (including as a result of any automatic sweep of funds from existing collection accounts to any bank account of the Buyer, the Company or any of its Affiliates), and the Sellers agrees to remit to Buyer or its Affiliates within three (3) Business Days of receipt, any and all funds that such Seller receives after the Closing with respect to any of the Buyer’s or its Affiliates’ accounts receivable.

Article IX
INDEMNIFICATION

Section 9.1            Survival of Representations, Warranties and Covenants.

(a)               Survival of Representations, Warranties. Except with respect to Fraud, all of the representations and warranties made by the Sellers in Article III and Article IV of this Agreement shall survive for a period of twelve (12) months following the Closing Date (“General Survival Period”); provided, however, that the Fundamental Representations shall survive for a period of six (6) years following the Closing Date.

(b)               All covenants and agreements set forth in this Agreement, which by their terms are to be performed in whole prior to the Closing, shall not survive the Closing. All covenants and agreements set forth in this Agreement which by their terms are to be performed or which prohibit actions, in whole or in part, subsequent to the Closing, shall survive the Closing and shall continue in full force and effect until the last date on which such covenant or agreement is to be performed; provided, that any claims relating to a breach of such covenants during the applicable performance period shall survive for two (2) months following such date. Nothing in this Agreement (including this Section 9.1) will limit or restrict (i) any Suit or remedy for Fraud with respect to the making by Sellers or each Company of any representation or warranty set forth in this Agreement, or (ii) any Suit seeking to specifically enforce any covenant or agreement contained herein to be performed or complied with after the Closing. The indemnities provided under Section 9.2(a)(iv) shall survive for a period of twelve (12) months following the Closing Date.

Section 9.2            Indemnification.

(a)               From and after the Closing, subject to the limitations set forth in this Article IX, each of the Sellers’, severally and not jointly (in proportion to his, her or its respective Allocable Percentage), shall indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all claims, obligations, settlements, fines, costs, Taxes, judgments, payments, deficiencies, losses, damages, liabilities, penalties, interest and expenses, including reasonable and documented fees and expenses of professional advisors including attorneys (“Losses”) incurred by such Buyer Indemnitee that are caused by:

(i)                 any breach of any representation or warranty by the Company contained in Article IV; provided, that for purposes of determining whether there exists a breach of any representation or warranty and in calculating Losses therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded;

(ii)              any breach of any representation or warranty by such Seller contained in Article III; provided, that for purposes of determining whether there exists a breach of any representation or warranty and in calculating Losses therefrom, any “material,” “materiality” or “Material Adverse Effect” or similar qualifiers contained in such representations and warranties will be disregarded;

(iii)            any breach or non-performance by such Seller or the Sellers’ Representative of any of covenant or agreement contained in this Agreement to be performed by such Seller or the Sellers’ Representative; or

(iv)             any matters set forth on Schedule 9.2(a)(iv).

(b)               From and after the Closing, subject to the limitations set forth in this Article IX, Buyer shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Losses incurred by such Seller Indemnitee that are caused by:

(i)                 any breach of any representation or warranty made by Buyer contained in Article V; or

(ii)              any breach or non-performance by Buyer of any of its covenants or agreements contained in this Agreement.

Section 9.3            Limitations on Liability.

(a)               Notwithstanding anything to the contrary contained in this Agreement, (i) the Sellers and Buyer shall split any indemnifiable Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) until such indemnifiable Losses exceed $2,700,000.00, in which case the Sellers shall be liable for the full amount of such Losses in excess of such amount subject to the limitations contained herein, and provided the Sellers’ portion shall be recoverable from the Indemnity Escrow Account; provided, that this clause (i) shall not apply with respect to breaches of the Fundamental Representations, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers arising out of or relating to the causes set forth in Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iv), collectively, shall be an amount equal to the Indemnity Escrow Amount (the “Cap”); provided, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of Fraud by any Seller in connection with any given representation or warranty made by the Sellers.

(b)               No Buyer Indemnitee shall be entitled to recover under Section 9.2(a) to the extent that the aggregate Losses actually paid by Sellers to Buyer thereunder exceed the Indemnity Escrow Amount; provided, however, that the foregoing limitation shall not apply to recovery (i) for Losses arising out of or relating to any Fraud by any of the Sellers in connection with any given representation or warranty made by the Sellers; or (ii) with respect to any indemnification obligation set forth in Section 9.2(a)(iii).

(c)               Each Indemnified Party shall use reasonable efforts to mitigate, to the extent required by applicable Law, all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder. If any Losses sustained by a Buyer Indemnitee are covered by an insurance policy (including the R&W Policy (subject to the requirements of Section 9.3(e)) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Buyer Indemnitee), Buyer Indemnitee shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If Buyer Indemnitee actually receives such insurance proceeds or indemnity, contribution or similar payments as a proximate result of such Losses prior to being indemnified with respect to such Losses under this Article IX, the payment under this Article IX with respect to such Losses shall be reduced by the amount of such insurance proceeds (excluding proceeds of the R&W Policy) or indemnity, contribution or similar payments that would result in a Buyer Indemnitee recovering in excess of the Losses arising out of such matter, (i) less reasonable documented attorney’s fees and other reasonable documented out-of-pocket expenses incurred in connection with such recovery, and (ii) net of any deductible, retention or co-payment, costs, Taxes, or increase in insurance premiums related to recovery for such Losses. If Buyer Indemnitee actually receives such insurance proceeds (excluding proceeds of the R&W Policy) or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Losses, Buyer Indemnitee shall pay to Seller the lesser of (A) the amount of such insurance proceeds (excluding proceeds of the R&W Policy) or indemnity, contribution or similar payment actually received as a proximate result of such Losses, (I) less reasonable documented attorney’s fees and other reasonable documented out-of-pocket expenses incurred in connection with such recovery, and (II) net of any deductible, retention or co-payment, costs, Taxes, or increase in insurance premiums related to recovery for such Losses, and (B) the aggregate amount paid by the Sellers to any Buyer Indemnitee with respect to such Losses.

(d)               “Losses” shall be deemed not to include (i) exemplary or punitive damages, except to the extent awarded to a third party in a Third-Party Claim, and (ii) any loss, liability, damage or expense to the extent specifically reflected in the Final Net Working Capital, Final Closing Transaction Expenses or Final Closing Indebtedness (provided, in the case of Final Closing Transaction Expenses or Final Closing Indebtedness, only to the extent such loss, liability, damage or expense actually reduces the Final Purchase Price).

(e)               Any payments required to be made by Sellers to a Buyer Indemnitee of a claim for indemnification under this Article IX shall be satisfied as follows:

(i)                 Subject to the terms of Section 9.3(a), to the extent a Buyer Indemnitee is entitled to recover any Losses pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii), such Losses shall be recovered (1) first, until the retention amount under the R&W Insurance is satisfied, from the Indemnity Escrow Account, up to a maximum aggregate amount equal to the lesser of (i) one-half of the retention amount or (ii) the Indemnity Escrow Amount still available from the Indemnity Escrow Account), provided that such limitation contained in this Section 9.3(e)(i)(1) shall not apply with respect to breaches of Fundamental Representations; (2) second, to the extent coverage is available, by submission of such claim by Buyer Indemnitee to the R&W Insurer pursuant to the terms of the R&W Insurance Policy; and (3) third, from the Indemnity Escrow Account, up to a maximum aggregate amount equal to the Indemnity Escrow Amount (or so much of the Indemnity Escrow Amount as is available from the Indemnity Escrow Account).

(f)                Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, nothing in this Agreement shall be deemed to be or otherwise construed as a limit to Buyer’s right to recover under the R&W Policy, it being expressly agreed that the limitations if any, on the Buyer’s right to recover under the R&W Policy shall be solely as set forth therein.

(g)               Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, the Sellers shall not have any obligation to indemnify or hold harmless the Buyer with respect to any Losses arising from the Sellers’ indemnification obligations set forth in Sections 9.2(a)(i), (ii) or (iv) which exceed the Cap.

Section 9.4            Indemnification Procedures. Except with respect to Tax Contests which shall be governed solely by Section 8.2(e):

(a)               Third-Party Claims. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnitor”. If any Indemnified Party receives notice of the assertion or commencement of any Suit made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnified Party seeks indemnification under this Agreement, the Indemnified Party shall give the Indemnitor (which, for the avoidance of doubt, in the case of the Sellers, shall be to the Sellers’ Representative) prompt written notice thereof (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all written evidence thereof and all correspondence from or to such third parties (or its Representatives) related to the matters giving rise to such Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party, and the Indemnified Party shall provide the Indemnitor with such information with respect thereto as the Indemnitor may reasonably request. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnified Party against any and all known Losses that may result from a Third-Party Claim pursuant to the terms of this Agreement, the Indemnitor shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume and control the defense of such Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any Third-Party Claim which (A) could reasonably be expected to result in equitable or injunctive relief or any claim that would impose criminal liability, (B) involves Losses that could reasonably be expected to exceed the amount remaining in the Indemnity Escrow Account, (C) would be directly correlated to a material detriment to the Company’s future financial performance, or (D) involves a Major Customer or a Major Supplier of the Company or its Subsidiaries, and the Indemnified Party shall have the right to defend, at the expense of the Indemnitor, any such Third-Party Claim. If the Indemnitor does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the fourth sentence of this Section 9.4(a), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim. In the event that the Indemnitor so elects to assume the defense of such Third-Party Claim, subject to Section 9.4(b), the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnitor, or (ii) the Indemnitor is not defending such Third-Party Claim in good faith. Sellers and Buyer shall (and shall cause their respective controlled Affiliates to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, and the Indemnified Party shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, if the Indemnitor assumes the defense of any Third-Party Claim, neither the Indemnitor nor the Indemnified Party shall enter into settlement of, or consent to the entry of any judgment with respect to, such Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 9.4(b). If the Indemnitor and the applicable third party wish to settle, or consent to the entry of any judgment with respect to, a Third-Party Claim and the proposed settlement or judgment does not include any finding or admission of wrongdoing, or imposition of equitable remedies or obligation on the Indemnified Party other than solely the payment of monetary damages payable for which the Indemnified Party will be indemnified hereunder, and also provides, in customary form, for the unconditional release by the claimant or plaintiff of the Indemnified Party from all liabilities in connection with such Third-Party Claim, the Indemnitor shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such proposed settlement or judgment within fourteen (14) days after its receipt of such written notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third-Party Claim shall not exceed that which would have been payable by Indemnitor hereunder had such proposed settlement or judgment been effected. If the Indemnified Party fails to consent to such proposed settlement or judgment in accordance with this Section 9.4(b) and also fails to continue to contest or defend such Third-Party Claim, the Indemnitor may settle or consent to the entry of any judgment with respect to the Third-Party Claim upon the terms set forth in such proposed settlement or judgment.

(c)               Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnitor hereunder and the Indemnitor shall pay the amount of such liability to the Indemnified Party on demand.

(d)               Indemnity Escrow Payment. To the extent undisputed, the indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Account) or the Indemnitor (to the extent of any amounts not then held in the applicable Escrow Account) of the amount of Losses in connection therewith, within five Business Days after receipt of notice of such Losses.

(e)               Indemnity Escrow Release. The remaining amount (if any) in the Indemnity Escrow Account shall be released by the Escrow Agent to the Sellers, to an account designated in writing by the Sellers’ Representative, promptly following the end of the General Survival Period (the “Indemnity Escrow Release”); provided, that if written notice of an actual or threatened claim with respect to Losses subject to indemnification under this Article IX is provided by a Buyer Indemnitee in accordance with this Agreement prior to the end of the General Survival Period, the Escrow Agent shall be instructed to withhold from the Indemnity Escrow Release the amount of any such actual or threatened claims until such claims are resolved.

Section 9.5            Exclusive Remedy. From and after the Closing, indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated herein (without limitation of the R&W Policy). The limitations in this Section 9.5 shall not apply with respect to (a) the making by Sellers of any Fraud, (b) any claim or Suit seeking to specifically enforce any covenant or agreement contained herein to be performed or complied with after the Closing or (c) the R&W Policy, the Ancillary Documents, the Restrictive Covenant Agreements, and those obligations set forth in Section 2.4, Section 2.6 and Section 8.2.

Section 9.6            Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Article IX shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

Article X
MISCELLANEOUS

Section 10.1        Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile or e-mail; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer or the Company following the Closing, to:

Oxford Industries, Inc.

999 Peachtree Street, N.E., Ste. 688

Atlanta, Georgia 30309

Attn.: General Counsel

E-mail: generalcounsel@oxfordinc.com

With a required copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attn.: Rahul Patel and Spencer A. Stockdale

E-mail: rpatel@kslaw.com; sstockdale@kslaw.com

If to the Sellers, or Sellers’ Representative, to the respective address and/or facsimile numbers and email addresses set forth on Exhibit A hereto.

Endeavour Capital Fund VI, L.P.

601 West 5th Street, Suite 700

Los Angeles, CA 90071

Attn.: Rachel Foltz

E-mail: rsf@endeavourcapital.com

With a required copy (which shall not constitute notice) to:

Buchalter, a Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017

Attn.: Tanya Viner and Jeremy Weitz

E-mail: tviner@buchalter.com; jweitz@buchalter.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

Section 10.2        Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Buyer and the Sellers’ Representative, or in the case of a waiver, by Buyer or the Sellers’ Representative, as applicable, against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3        Expenses. Except as otherwise provided in this Agreement (including the Recitals and Section 2.4), each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated. Buyer shall be responsible for all filing fees payable in connection with any filing or submission that is necessary under the HSR Act.

Section 10.4        Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the Buyer (in the case of any assignment by any Seller, or the Company prior to Closing), or the Sellers’ Representative (in the case of any assignment by the Buyer, or the Company following the Closing); provided, that, without such consent, Buyer may (a) transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Units or (b) assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve Buyer of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 10.5        Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any jurisdiction other than Delaware. Each Party hereby waives all rights to trial by jury in any Suit brought to resolve any dispute between any of the Parties (whether arising in contract, tort or otherwise) arising out of, connected with, related to or incidental to this Agreement, the transactions contemplated hereby or the relationships established among the Parties hereunder.

Section 10.6        Exclusive Jurisdiction. Each of the Parties (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware in the City of Wilmington, or, if such court does not have subject matter jurisdiction, any court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 10.1.

Section 10.7        Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in the City of Wilmington or, if such court does not have subject matter jurisdiction, any court of the State of Delaware, without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.8        Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.9        No Third Party Beneficiaries. Other than Section 7.2, which are intended to benefit and may also be enforced by the Covered Parties, as applicable, no provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.10    Entire Agreement. This Agreement, the Ancillary Documents, any schedules or exhibits hereto or thereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties and their respective Affiliates with respect to the transactions contemplated by this Agreement. All schedules, including any Company Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

Section 10.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.13    Legal Representation.

(a)               The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Buchalter, APC (“Buchalter”) has acted as counsel for the Company and the Sellers in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Buchalter has not acted as counsel for any other Person, including the Buyer. Buchalter has also acted as counsel for the Company on matters unrelated to the Acquisition Engagement.

(b)               Only the Company, Sellers and their respective Affiliates shall be considered clients of Buchalter in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Sellers and their respective Affiliates, on the one hand, and Buchalter, on the other hand, related solely to the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their respective Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Buchalter relating solely to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Buchalter in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their respective Affiliates shall hold such property rights and (ii) Buchalter shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Buchalter and the Company or otherwise; provided, however, that notwithstanding the foregoing, Buchalter shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and their respective Affiliates; provided, that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications).

(c)               The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Buchalter has acted as counsel for the Sellers, the Company and their respective Affiliates for several years and that the Sellers reasonably anticipate that Buchalter will continue to represent them and/or their respective Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly waives any conflict arising due to the Acquisition Engagement with respect to Buchalter’s representation of the Sellers and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Buchalter may have previously advised the Sellers, the Company or their respective Affiliates.

(d)               The Sellers, the Company and the Buyer consent to the arrangements herein and waive any actual or potential conflict of interest that may be involved in connection with any representation by Buchalter permitted hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

JW HOLDINGS, LLC, a Delaware limited liability company

By: /s/ Robert Trauber
Name: Robert Trauber
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

SELLERS:

ENDEAVOUR CAPITAL FUND VI, L.P., a

Delaware limited partnership

By: /s/ Stephen E. Babson
Name: Stephen E. Babson
Title: Managing Member

ENDEAVOUR ASSOCIATES FUND VI, L.P., a

Delaware limited partnership

By: /s/ Stephen E. Babson
Name: Stephen E. Babson
Title: Managing Member

[Signature Page to Unit Purchase Agreement]

SELLERS:

JWC STUDIO, INC., a California corporation

By: /s/ Eli Levite
Name: Eli Levite
Title: President

AHE STUDIO, INC., a California corporation

By: /s/ Eli Levite
Name: Eli Levite
Title: President

BEE STUDIO, INC., a California corporation

By: /s/ Eli Levite
Name: Eli Levite
Title: President

JWR STUDIO, INC., a California corporation

By: /s/ Eli Levite
Name: Eli Levite
Title: President

[Signature Page to Unit Purchase Agreement]

SELLER:

/s/ Robert Trauber
ROBERT TRAUBER

[Signature Page to Unit Purchase Agreement]

SELLERS’ REPRESENTATIVE:

ENDEAVOUR CAPITAL FUND VI, L.P.

By: /s/ Stephen E. Babson
Name: Stephen E. Babson
Title: Managing Member

[Signature Page to Unit Purchase Agreement]

BUYER:

Oxford Industries, Inc., a Georgia corporation

By:__/s/ Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: Chairman, Chief Executive Officer and President

[Signature Page to Unit Purchase Agreement]